                                                                   EXHIBIT 10.14


                          SUPPLY AND SERVICE AGREEMENT

                                     BETWEEN

                              THE CITY OF NEW YORK
                     DEPARTMENT OF ENVIRONMENTAL PROTECTION

                                       AND

                       NEW YORK ORGANIC FERTILIZER COMPANY


                                    CONTENTS

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DESCRIPTION                                                              PAGE
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

PREAMBLE .............................................................      1

ARTICLE 1 - THE CONTRACT .............................................      2
        1.1   DEFINITIONS ............................................      2

ARTICLE 2 - STATEMENT AND CHARACTER OF THE WORK ......................      7
        2.1   STATEMENT OF WORK ......................................      7
        2.2   RIGHT TO KNOW ..........................................      7

ARTICLE 3 - COMMENCEMENT OF WORK AND DELAY ...........................      8
        3.1   CONDITIONS PRECEDENT; SATISFACTION OF CONDITIONS .......      8
        3.2   TERM ...................................................     10
        3.3   PROCUREMENT, PERMITTING AND TRAINING PERIOD ............     10
        3.4   PROGRESS SCHEDULE ......................................     10
        3.5   REQUEST FOR INFORMATION OR APPROVAL ....................     11
        3.6   NOTICE OF CONDITIONS CAUSING DELAY .....................     11
        3.7   COORDINATION WITH OTHER CONTRACTORS ....................     12

ARTICLE 4 - PAYMENT ..................................................     14
        4.1   PRICING STRUCTURE ......................................     14
        4.2   TERMS OF PAYMENT .......................................     15
        4.3   INVOICES ...............................................     15
        4.4   AUDIT ..................................................     16
        4.5   CITY TAX EXEMPTION .....................................     16

ARTICLE 5 - LIABILITY OF CONTRACTOR ..................................     17
        5.1   GENERAL LIABILITY ......................................     17
        5.2   PROTECTION OF CITY PROPERTY ............................     17
        5.3   INFRINGEMENTS ..........................................     18
        5.4   INDEMNIFICATION ........................................     18

ARTICLE 6 - BONDS, INSURANCE & DAMAGES; DEMONSTRATION OF READINESS ...     19
        6.1   PERFORMANCE AND PAYMENT BONDS ..........................     19
        6.2   INSURANCE ..............................................     20
        6.3   LIQUIDATED DAMAGES .....................................     20
        6.4   DEMONSTRATION OF READINESS .............................     21

ARTICLE 7 - PROVISIONS RELATING TO LABOR .............................     24
        7.1   SUPERVISION BY CONTRACTOR ..............................     24
        7.2   PROHIBITED ACTS ........................................     24
        7.3   NOTICE OF LABOR DISPUTES ...............................     24
        7.4   MINIMUM WAGES AND WORKING CONDITIONS ...................     24

ARTICLE 8 - BOOKS AND RECORDS ........................................     27
        8.1   MAINTENANCE ............................................     27
        8.2   RETENTION OF RECORDS ...................................     27
        8.3   NO REMOVAL OF RECORDS FROM PREMISES ....................     27
        8.4   AUDIT BY THE DEPARTMENT AND THE COMPTROLLER ............     27

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES ...........................     29
        9.1   PROCUREMENT OF AGREEMENT ...............................     29
        9.2   CONFLICT OF INTEREST ...................................     29
        9.3   FAIR PRACTICES .........................................     29
        9.4   WARRANTIES AND REPRESENTATIONS CONCERNING THE WORK .....     30

ARTICLE 10 - COVENANTS OF THE CONTRACTOR .............................     32
        10.1  EMPLOYEES ..............................................     32
        10.2  INDEPENDENT CONTRACTOR STATUS ..........................     32
        10.3  CONFIDENTIALITY ........................................     32
        10.4  COMPLIANCE WITH LAW AND CHANGE IN LAW ..................     32
        10.5  EMPLOYMENT PRACTICES ...................................     33
        10.6  INVESTIGATION CLAUSE ...................................     33
        10.7  ASSIGNMENT .............................................     36
        10.8  SUBCONTRACTING .........................................     36
        10.9  PUBLICITY ..............................................     37
        10.10 PARTICIPATION IN AN INTERNATIONAL BOYCOTT ..............     37
        10.11 INVENTIONS, PATENTS AND COPYRIGHTS .....................     38


                              Table of Contents -i-

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
        10.12 ANTI-TRUST ....................................................     38
        10.13 POLITICAL ACTIVITY ............................................     38
        10.14 CLEAN AIR AND NOISE CONTROL PROVISIONS ........................     39

ARTICLE 11 - DEDICATED SERVICES .............................................     40

ARTICLE 12 - TERMINATION AND DEFAULT ........................................     41
        12.1  TERMINATION FOR CONVENIENCE ...................................     41
        12.2  DEFAULT .......................................................     42
        12.3  TERMINATION FOR CONTRACTOR EVENT OF DEFAULT ...................     43
        12.4  CONTRACTOR LIABILITY FOR DAMAGES ..............................     43
        12.5  RIGHTS AND REMEDIES ...........................................     43

ARTICLE 13 - MISCELLANEOUS ..................................................     44
        13.1  CHOICE OF LAW, CONSENT TO JURISDICTION AND VENUE ..............     44
        13.2  GENERAL RELEASE ...............................................     45
        13.3  CLAIMS AND ACTIONS THEREON ....................................     45
        13.4  NO ESTOPPEL ...................................................     45
        13.5  WAIVER ........................................................     46
        13.6  NOTICE ........................................................     46
        13.7  ALL LEGAL PROVISIONS DEEMED INCLUDED ..........................     46
        13.8  SEVERABILITY ..................................................     47
        13.9  MODIFICATION ..................................................     47
        13.10 ARTICLE, SECTION AND PARAGRAPH HEADINGS .......................     47
        13.11 INSPECTION AT SITE ............................................     47

ARTICLE 14 - OCCURRENCE OF FORCE MAJEURE ....................................     48
        14.1  RESTORATION OF SERVICE ........................................     48
        14.2  DELAYS OR REDUCTION IN PERFORMANCE OF THE WORK ................     49
        14.3  REDUCTION OF COST DURING FORCE MAJEURE ........................     50
        14.4  DISPUTE AS TO OCCURRENCE OF A FORCE MAJEURE ...................     50

ARTICLE 15 - APPROVALS ......................................................     51

ARTICLE 16 - CONTRACT CHANGES, DISPUTED WORK AND RESOLUTION .................     52
        16.1  CONTRACT CHANGES ..............................................     52
        16.2  CHANGES IN WORK ...............................................     52
        16.3  PRICE REVIEW CRITERIA .........................................     53
        16.4  DISPUTED WORK, DETERMINATION OR ORDER .........................     53
        16.5  PERFORMANCE OF EXTRA OR DISPUTED WORK .........................     55
        16.6  RESOLUTION ....................................................     56

ARTICLE 17 - ENTIRE AGREEMENT ...............................................     61

SIGNATURES ..................................................................     62

ACKNOWLEDGMENTS; PROCUREMENT AUTHORITY ......................................     63

APPROPRIATION: COMMISSIONER'S CERTIFICATE; COMPTROLLER'S CERTIFICATE ........     64

PERFORMANCE & PAYMENT BONDS; ACKNOWLEDGMENTS OF PRINCIPALS

GENERAL CONDITIONS - SCHEDULE "A" - INSURANCE REQUIREMENTS & LIQUIDATED DAMAGES
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                             Table of Contents -ii-

                              THE CITY OF NEW YORK

                     DEPARTMENT OF ENVIRONMENTAL PROTECTION

                                   ----------

                          SUPPLY AND SERVICE AGREEMENT

                                   ----------

THIS AGREEMENT, made and entered into as of this 21st day of October, 1997, by and between THE CITY OF NEW YORK ("City"), acting by and through the Commissioner of the Department of Environmental Protection of the City of New York, and NEW YORK ORGANIC FERTILIZER COMPANY, said Contractor having its principal office at 1108 OAK POINT AVE., BRONX, NY 10474.

                                    PREAMBLE

WHEREAS, pursuant to the Marine Protection, Research and Sanctuaries Act (33 U.S.C. Section 1401 et seq.), as amended by the Ocean Dumping Ban Act of 1988, the City entered into a Consent Decree and Enforcement Agreement ("Consent Decree") with the United States Environmental Protection Agency and the New York State Department of Environmental Conservation, which obligated the City to phase out and cease ocean disposal of its sewage sludge; and

WHEREAS, in order to meet the terms of the Consent Decree, the City adopted a Biosolids Management Plan including an interim plan (under which the City operates dewatering facilities and contracted for management of the sewage Biosolids produced by such dewatering facilities) and a Long-term plan, which shall be fully operational by June 30, 1998; and

WHEREAS, the City issued a request for proposals to manage the Biosolids produced at the City's dewatering facilities under the Long-term Plan; and

WHEREAS, the City selected the Contractor to manage certain portions of the City's Biosolids; and

WHEREAS, the Consent Decree provides that the City shall incur substantial fines if it does not commence the Long-term Plan by July 1, 1998; and

WHEREAS, in order to enable the Contractor to provide such services, it is required that the Contractor design, construct, acquire, operate and maintain the Facilities; and

WHEREAS, the parties intend and agree that the Facilities shall be owned, operated and controlled by the Contractor and not by the City; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth and subject to all of the terms and conditions hereof, the parties hereto do hereby agree as follows:

                            ARTICLE 1 - THE CONTRACT

Except for titles, subtitles, headings, running headlines, and tables of contents (all of which are printed herein merely for convenience) the following, except for such portions thereof as may be specifically excluded, shall be deemed to be part of this contract:

 1.      The Supply and Service Agreement.

 2.      The Annexed Budget Director's Certificate, or Mayor's Certificate.

 3.      Annexed Exhibits A - G.

 4.      The Request for Proposals for Long-term Biosolids Management Services
         (RFP), including Appendices A through E.

 5.      The proposal submitted by the Contractor pursuant to the RFP

 6. All provisions required by law to be inserted in this contract whether actually inserted or not.

 7.      Performance and Payment Bonds.

 8.      Notice to Proceed.

 9.      Schedule A (Insurance and Performance Bonding Requirements).

10.      Rider 1- Equal Employment Opportunity.

11.      General Provisions - MacBride Principles; VENDEX; Tax Affirmation Form.

1.1      DEFINITIONS

The following words and expressions, or pronouns used in their stead, shall, wherever they appear in this contract, be construed as follows, unless a different meaning is clear from the context:

"ACTIVE COMMITMENT QUANTITY" shall mean the maximum quantity of Biosolids based on wet tons that the Contractor is required to accept, transport, and process into a Biosolids product that shall be marketed and distributed to an end-user(s) or end-use site(s) for beneficial application to the land on an average daily basis over a monthly period, as more particularly set forth in Exhibit A.

"AGREEMENT" shall mean this Contract or Contract Document.

"AGENCY" shall mean a city, county, borough or other office, position, department, division, bureau, board or a corporation, institution or agency of government, the expenses of which are paid in whole or in part from or through the City treasury.

"BIOSOLIDS" shall mean the dewatered sewage sludge generated and processed from sewage by the wastewater treatment plants listed in Exhibit A hereof.

"BIOSOLIDS MANAGEMENT PLAN" shall mean the plan for removing, transporting, and processing Biosolids into a Biosolids Product and transporting, marketing and distributing the Biosolids Product to an end-user(s) or end-use site(s) for beneficial agricultural, horticultural or silvicultural land application or land reclamation purposes. Such plan will be a detailed submittal in accordance with published State and

Federal agency regulations and guidelines, and must be approved by the appropriate agencies prior to performance of the Work herein.

"CITY" shall mean the City of New York.

"BIOSOLIDS PRODUCT" shall mean a product derived from NYC Biosolids using a proven Biosolids processing technology that (i) is Class A with respect to pathogens in accordance with USEPA 40 CFR Part 503 regulations, (ii) complies with applicable regulations of the USEPA and State regulatory agencies for maximum allowable pollutant concentration limits in Biosolids and products derived from Biosolids, and (iii) is suitable for land application under applicable regulations of the USEPA and State regulatory agencies.

"COMMISSIONER" shall mean the Commissioner of the Department of Environmental Protection of the City of New York, or his or her duly authorized representative designated in writing by the Commissioner.

"COMPTROLLER" shall mean the Comptroller of the City of New York.

"CONTAMINATED BIOSOLIDS" shall mean Biosolids which are classified as Hazardous Waste.

"CONTRACT" or "CONTRACT DOCUMENTS" shall mean each of the various parts of the contract referred to in Article 1 hereof, both as a whole and severally.

"CONTRACTOR" shall mean New York Organic Fertilizer Company (NYOFCO) [a general partnership of New York corporations] and its successors and assigns, and any person, firm or corporation who or which shall at any time be substituted in the place of the Contractor under this contract.

"CPI" shall mean the U.S. City average Consumer Price Index of Retail Goods and Services for all urban consumers (CPI-U - All Urban Consumers), as presently published by the United States Department of Labor, Bureau of Labor Statistics, or if such index be discontinued, any substitute index mutually agreed upon by the parties hereto.

"DEMONSTRATION OF READINESS" shall mean those certifications required by the City for the Contractor to demonstrate that it can meet all performance requirements of the Agreement, as described in Article 6.

"DEPARTMENT" shall mean the Department of Environmental Protection of the City of New York acting by and through the Commissioner thereof, or his or her duly authorized representative.

"FACILITY" and "FACILITIES" shall mean those structures, equipment and systems put in place by Contractor in support of Biosolids and Biosolids Product transportation, processing, storage, marketing and distribution services to be provided under this Agreement.

"FORCE MAJEURE" shall mean events or conditions beyond the control of the Contractor which prevent the Contractor from fulfilling its obligations, in whole or in part, under this Agreement and which are not the result of willful or negligent action or a lack of reasonable diligence. Such events or conditions may include but are not limited to:

         a) an act of God, epidemic, landslide, lightning, earthquake, flood, fire, explosion, storm or similar casualty, an act of a public enemy, war, blockade, insurrection, riot, general arrest, or restraint of government or people, civil disturbance or any similar occurrence;

         b) interference by municipal, state, federal, or other governmental agency or entities or expropriation or confiscation of facilities (assuming compliance by the Contractor with all applicable laws and regulations);

         c) the formal action, order and/or judgment of any federal, state or local court, if it is not also the result of willful or negligent action or a lack of reasonable diligence of the Contractor; or

         d) a strike or similar industrial or labor action, provided that the Contractor shall use best efforts to continue to perform its obligations hereunder, which efforts shall include but not be limited to, engaging other or different subcontractors, securing alternate sources of labor and taking all necessary steps to resolve the labor dispute.

"HAZARDOUS WASTE" shall mean (i) wastes which qualify as hazardous waste under applicable federal and state laws, rules or regulations including but not limited to the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Comprehensive Environmental Response, Compensation and Liability Act, and (ii) any materials mixed with or otherwise contaminated by such wastes so as to render such materials hazardous waste under such applicable Law.

"INTERFACE POINT" shall mean the location(s) at the City's dewatering facilities where the Contractor is to accept Biosolids hereunder.

"LAW" or "LAWS" shall mean the Constitution of the State of New York, the New York City Charter, the New York City Administrative Code, a statute of the United States or of the State of New York, a local law of the City of New York, and any applicable federal, state or local ordinance, rule, law or regulation having the force of law.

"LUMP SUM PRICE(S)" shall mean payments due to Contractor for the actual and reasonable costs of satisfactorily completed work under the tasks noted in paragraph 2 of Section 4.1 hereof, as such Lump Sum items are set forth or referenced in Section A of Exhibit E (as limited therein).

"MATERIALMAN" shall mean any person, firm or corporation, other than employees of the Contractor, who or which contracts with the Contractor, or any subcontractor to fabricate or deliver, or who actually fabricates or delivers, materials or equipment to be used in furtherance of The Work.

"OTHER CONTRACTORS" shall mean any contractor (other than the Contractor or its subcontractors) who has a contract with the City for work on or in the vicinity of the Job Site.

"OUT-OF-SPECIFICATION BIOSOLIDS" shall mean all Biosolids which are neither Specification Biosolids nor Contaminated Biosolids.

"PAYMENT SCHEDULE" shall mean the method used to calculate the payments due the Contractor as defined in Article 4 hereof.

"PLANT SITE" shall mean any or all of the City's wastewater treatment plants (listed in Exhibit A) from which the Contractor shall accept Biosolids to be transported and processed into a Biosolids Product for marketing and distribution for beneficial land application or land reclamation.

"PPI" shall mean the Producer Price Index for Motor Freight Transportation and Warehousing, as presently published monthly by the United States Department of Labor, Bureau of Labor Statistics, or if such index be discontinued, any substitute index mutually agreed upon by the parties hereto.

"PRIME RATE" shall mean the prime commercial lending rate from time to time as published in The Wall Street Journal; or if such rate be discontinued or fail to have the import or meaning heretofore understood by the parties, any substitute index mutually agreed upon by the parties hereto.

"PROGRAM MANAGER" shall mean the representative of the Commissioner duly designated by him or her to be his representative in respect of the Work.

"REQUEST FOR PAYMENT" shall mean the formal monthly request for payment submitted by contractor to the City in the form set forth in Exhibit D, or such other form as the Commissioner may reasonably request.

"REQUEST FOR PROPOSALS" or "RFP" shall mean the solicitation document and all provisions, terms and requirements set forth therein by the City for biosolids processing services as described herein.

"SERVICE DATE" shall mean the date, as specified in Article 3 hereof, upon which the Contractor shall be initially required to receive Biosolids for transportation and processing into a Biosolids Product for marketing and distribution for beneficial land application or reclamation with the ability to provide these services on a continuing basis following successful completion of the Demonstration of Readiness.

"SPECIFICATION BIOSOLIDS" shall mean all Biosolids which (i) contains at least twenty percent (20%) solids, (ii) is stabilized or digested wastewater treatment Biosolids, (iii) is not Contaminated or Out-of-Specification Biosolids, and (iv) complies with all applicable Federal and State regulations for land application (i.e., maximum pollutant concentration limits).

"SUBCONTRACTOR" shall mean any person, firm or corporation, other than employees of the Contractor, who or which contracts with the Contractor or its subcontractors to furnish, or actually furnishes labor, or labor and materials, or labor and equipment, in furtherance of the work.

"THERMAL DRYING" shall mean a controlled, physical process whereby thermal energy is added to Biosolids producing a dry, stable Biosolids Product.

"TON" shall mean two thousand Avoirdupois pounds.

"UNIT PRICE" shall mean the unit rates charged by the Contractor for the transportation and processing of Biosolids into a Biosolids Product that shall be marketed and distributed to an end-user(s) or end-use site(s) for beneficial land application or land reclamation purposes, as such unit rates are set forth in Section 4.1 and Exhibit E.

"WET TON" shall mean a Ton of Biosolids including all moisture contained therein.

"THE WORK" or "WORK" shall mean all services and any other things required to be performed, furnished and done by the Contractor under this Agreement.

                 ARTICLE 2 - STATEMENT AND CHARACTER OF THE WORK

2.1      STATEMENT OF WORK

The Contractor shall furnish all labor, materials and services required to perform all Work in strict accordance with this Contract. The Work includes but is not limited to the transportation of Biosolids from the selected Water Pollution Control Plants in New York City to the Contractor's Biosolids processing facility, processing the Biosolids into a stable Biosolids Product, and storing, marketing, and distributing the Biosolids Product to an end-user(s) or end-use site(s) where it will be beneficially applied to the land for land application or reclamation purposes as described in the Contractor's response to the RFP, and as described in Exhibit A hereof.

Unless otherwise expressly provided in the Contract, the Work must be performed in accordance with high standards of modern practice, and with materials, equipment and workmanship of state-of-the-art quality, to the reasonable satisfaction of the Commissioner.

2.2      RIGHT TO KNOW

Where applicable, as per the NYS "Right to Know" law and the Federal OSHA Hazard Communication standard 29 CFR 1200, Contractors providing services to the NYC Department of Environmental Protection are required to submit appropriate Manufacturers Safety Data Sheets (MSDSs) when using chemically based substances on DEP premises. Failure to provide the relevant MSDS may result in the termination of this contract (with applicable penalties) subject to the notice and cure provisions of Article 12.2.

Any questions regarding this regulation may be directed to the authority listed below for clarification:

                      BUREAU OF TOXIC SUBSTANCE ASSESSMENT
                        New York State Health Department
                       Tower Building, Empire State Plaza
                             Albany, New York 12237
                                 (518) 473-3793

                   ARTICLE 3 - COMMENCEMENT OF WORK AND DELAY

3.1      CONDITIONS PRECEDENT; SATISFACTION OF CONDITIONS

A. The obligations of the parties under this Agreement are subject to the following conditions being satisfied or becoming satisfied by the respective dates mentioned below:

         (i) PERMITS. The Contractor shall have obtained approval of the Biosolids Management Plan and shall have obtained all related and required permits (including without limitation all required licenses, certificates and other evidences of authorization) from the appropriate federal, state and local regulatory agencies. In the event the Contractor shall not have obtained all such permit(s) on or before April 1, 1998 and satisfactorily demonstrated their receipt in accordance with Section 3.1(B) below, then the City may at any time on or after April 1, 1998 terminate this Contract upon THIRTY (30) DAYS written notice to that effect. THE DEFAULT AND CURE PROVISIONS OF
         SECTION 12.2 SHALL NOT APPLY TO SUCH TERMINATION OR NOTICE THEREOF. The City shall have the right in its sole discretion to extend, for such period or periods as it deems appropriate, the time for the Contractor to obtain approval of the Biosolids Management Plan and/or the said permit(s).

         (ii) AGREEMENTS WITH LANDOWNERS. The Contractor shall have obtained from the landowners and any of their lessees or agents all rights and permissions, documented by appropriate instruments properly acknowledged and recorded, to enter upon and use land for all purposes necessary or desirable for the construction and/or operation of a Biosolids Processing Facility and ancillary facilities and for the land application of Biosolids Product in accordance with the Biosolids Management Plan and this Agreement, including without limitation transporting, unloading, and processing Biosolids into a Biosolids Product, and storing, loading, marketing and distributing the Biosolids Product to an end-user(s) or end-use site(s) for beneficial application to the land. In the event the Contractor shall not have obtained all such rights and permissions, suitably documented, on or before April 1, 1998 and satisfactorily demonstrated their receipt in accordance with
         Section 3.1(B) below, then the City may at any time on or after April 1, 1998 terminate this Contract upon THIRTY (30) DAYS written notice to that effect. The default and cure provisions of Section 12.2 shall not apply to such termination or notice thereof. The City shall have the right in its sole discretion to extend, for such period or periods as it deems appropriate, the time for the Contractor to obtain said rights and permissions.

B. The Contractor shall provide to the City, on or before March 1, 1998, all such documentation as the City may require demonstrating to the reasonable satisfaction of the Commissioner that all of the requirements of the foregoing Section 3.1(A) have been complied with, or if not yet complied with, will be complied with on or before April 1, 1998. Such documentation shall include, but not be limited to, the following:

                  (1) Copies of currently valid, existing permits from all applicable regulatory agencies authorizing the transportation and processing of NYC Biosolids specifically, from all eight (8) dewatering facilities, and authorizing the storage, marketing, transportation and distribution of Biosolids Product from the Contractor's Biosolids Processing facility(ies) and ancillary facilities (e.g. storage/ transshipment, and/or distribution) to and end-user(s) or end-use site(s) for beneficial application to the land. Such permits shall indicate that they will remain in effect through and after July 1, 2000; and if any permit will expire prior to July 1, 2002, the Contractor shall demonstrate to the City's satisfaction that there are no impediments to timely renewal. Permits shall state the maximum capacity of each Biosolids Processing Facility to accept NYC Biosolids or else the Contractor shall provide letters from the applicable regulatory agency verifying this maximum capacity.

                  (2) Copies of currently valid, existing permits from all applicable regulatory agencies authorizing the application of NYC Biosolids Product, generated at the Contractor's Biosolids processing facility(ies) to each application location, if the Contractor identifies said application locations as part of its Biosolids Product marketing and distribution program. Such permits shall indicate that they will remain in effect through and after July 1, 2000; and if any permit will expire prior to July 1, 2002, Contractor shall demonstrate to the City's satisfaction that there are no impediments to timely renewal. Permits shall state the maximum capacity of each location to accept NYC Biosolids Product or else the Contractor shall provide letters from the applicable regulatory agency verifying this maximum capacity.

                  (3) Documentation in the form of fully executed contracts or other appropriate instruments properly acknowledged and recorded, granting and providing all rights and permissions to enter upon and use the land at each application location for all purposes necessary or desirable for the application of Biosolids Product in the proposed capacity, for the proposed periods of time, and in accordance with the Biosolids Management Plan and this Agreement (including without limitation transportation, unloading, loading, spreading, preparation and treatment), if the Contractor identifies said application locations as part of its Biosolids Product marketing and distribution program.

                  (4) Copies of valid, existing transportation permits including, but not limited to, NYC Consumer Affairs and NYS Department of Environmental Conservation Part 364 permits.

C. The Contractor shall act in good faith and with due diligence in attempting to satisfy the conditions precedent set forth above. The

         'Force Majeure' provisions of Article 14 shall not apply to the Contractor's satisfaction of conditions precedent or other obligations under this Subsection 3.1; and therefore: Except at the City's option expressly confirmed by a writing signed by the Commissioner, ACCO or Bureau Director, in no event shall the occurrence of a Force Majeure event delay or set back the conditions precedent deadlines given in
         Section 3.1(A). In the event any condition is not satisfied and the Contract is terminated by written notice as set forth above, the Contractor shall not seek or be entitled to reimbursement for any costs incurred in the furtherance of this Agreement nor damages incurred by its termination; provided, however, that this clause shall not preclude payment under Item 1 only (but no other work whatsoever) in accordance with the Contract provisions.

3.2      TERM

The term of this Agreement shall commence with execution of this Contract and continue fifteen (15) years from the Service Date. The Service Date shall be no later than July 1, 1998, unless extended at the discretion of the City as per
Section 3.1, above.

3.3      PROCUREMENT, PERMITTING AND TRAINING PERIOD

The procurement, permitting, public participation, public education, environmental review and the training period shall commence with execution of this Contract and continue through the Service Date to fifteen (15) years later. During this period, Contractor shall perform those activities described in
Section 1 of Exhibit B hereof, in Sections I, II and III of the RFP, and the approved Biosolids Management Plan; and shall also perform such other activities included in the RFP or the proposal submitted by the Contractor as the City may request.

The City reserves the right to review, inspect and approve all activities and work performed, all permits and certifications secured, and all equipment procured by the Contractor during the procurement, permitting and training period.

3.4      PROGRESS SCHEDULE

To enable the work to be laid out and prosecuted in an orderly and expeditious manner, the Contractor, within 30 days after the execution of this contract, unless otherwise directed by the Program Manager, shall submit to him a proposed progress schedule as called for in this Contract showing:

A. The anticipated time of commencement of services and completion of each of the various operations to be performed under this contract; and

B. The sequence and inter-relationship of each of these operations with the others and with those of other related contracts and subcontracts; and

C. The estimated time required to obtain the necessary permits and for the fabrication or delivery, or both, of all materials and equipment required for the Work.

The proposed schedule shall be revised as directed by, and until finally approved by, the Program Manager; and after such approval shall, subject to the provisions of this Article, be strictly adhered to by the Contractor.

The Contractor shall submit monthly reports on progress to the Program Manager. The City shall reserve the right to review and inspect all activities related to the permitting and fabrication.

If the Contractor shall fail to adhere to the approved progress schedule, or to the schedule as revised in accordance with this Article, he must promptly adopt such other or additional means and methods as will make up for the time lost and will assure commencement of services in accordance with such schedule.

3.5      REQUEST FOR INFORMATION OR APPROVAL

From time to time after Contract execution and as The Work progresses, the Contractor must submit to the Program Manager a specific request in writing setting forth clearly, completely and accurately each item of information or approval which is required by the Contractor. The requests must state the latest date upon which the information or approval is actually required by the Contractor, and must be submitted sufficiently in advance thereof to allow the Program Manager a reasonable time to act upon such submissions or any necessary re-submissions thereof.

The Contractor shall not have any right to an extension of time on account of delays due to its failure to submit requests for required information or required approval(s) in accordance with the above provisions.

3.6      NOTICE OF CONDITIONS CAUSING DELAY

Within ten (10) working days after the Contractor has knowledge or should have had knowledge of the commencement of any condition which is causing or may cause delay in commencement of the Work, including any conditions affecting the Contractor's ability to transport and process the Biosolids into a biosolids product and/or store, market, transport and distribute the Biosolids Product to an end-user(s) or end-use site(s) for beneficial land application purposes as of the Service Date, the Contractor must notify the Program Manager in writing of the effect, if any, of such condition upon the commencement of services.

Failure to comply with this requirement may, in the reasonable discretion of the Commissioner, constitute a waiver by the Contractor of any and all claims it may have for damages for delay arising therefrom.

3.7      COORDINATION WITH OTHER CONTRACTORS

During the progress of the work, other contractors may be engaged in performing other work at or in the vicinity of the Plant Site. In that event, the Contractor shall coordinate the work to be done hereunder with the work of such other contractors in such manner as the Program Manager may direct.

If the Program Manager, in accordance with all applicable provisions of this Agreement, shall determine that the Contractor is significantly failing to coordinate his work with the work of other contractors as the Program Manager has directed:

A. The Commissioner shall have the right to withhold any payments otherwise due hereunder until the Program Manager's directions are complied with by the Contractor, and

B. The Contractor shall indemnify and hold the City harmless from any and all claims or judgments for damages and from costs and expenses to which the City may be subjected or which it may suffer or incur by reason of the Contractor's failure to comply with the Program Manager's directions promptly; and

C.       The Comptroller shall have the right to exercise the powers reserved in
         Article 5 hereof with respect to any claims which may be made for damages due to this Contractor's failure to comply with the Program Manager's direction promptly.

If the Contractor notifies the Program Manager in writing that another contractor at or in the vicinity of the Plant Site is failing to coordinate his work with the work of his contract as directed, the Program Manager may issue such directions to the other contractor with respect thereto as the Program Manager deems appropriate. The City shall not, however, be liable for any damages suffered by this Contractor by reason of the other contractor's failure to promptly comply with the directions so issued by the Project Manager, or by reason of another contractor's default in performance, it being understood that the City does not guarantee the responsibility or continued efficiency of any contractor.

Should the Contractor sustain any damage through any act or omission of any other contractor having a contract with the City for the performance of work at or in the vicinity of the Plant Site or of work which may be necessary to be performed for the proper execution of the work to be performed hereunder or through the willful or negligent act or omission of a subcontractor of such contract, the Contractor shall have no claim against the City for such damage to the extent such damage is not the fault of the City, but shall have a right to recover such damage from the other contractor under the provision similar to the following provisions which have been or will be inserted in the contracts with such other contractors.

Should any other contractor having or who shall hereafter have a contract with the City for the performance of work at the Plant Site sustain any damage through the willful or negligent act or omission of the Contractor hereunder or through any act or omission of any subcontractor of the Contractor, the Contractor agrees to reimburse such other contractor for all such damage and to indemnify and hold the City harmless from all such claims to the extent of the Contractor's negligence.

                               ARTICLE 4 - PAYMENT

4.1      PRICING STRUCTURE

The City agrees to pay and the Contractor agrees to accept, as full consideration for the complete and satisfactory performance of all services required herein, the Lump Sum Amounts for Items 1, 2, 3 and 4 and the Unit Price as contained in Attachments B-l and B-2 of the Contractor's proposal and any clarifications or amendments submitted pursuant to the RFP. The Payment Schedule shall be increased or decreased only in accordance with Article 16, Changes in the Work and as set forth in paragraph 4.5 and in Exhibit E.

It is agreed that the Lump Sum Price for Items 1, 2, 3 and 4 shall be based upon the reasonable and actual cost of the work satisfactorily completed under such items as described therein or in Sections II and III of the RFP and in Attachment B-l of the RFP, and that neither markup nor profit shall be included or payable by the City. The Lump Sum Price shall be deemed to include, but not be limited to, the following items:

         All labor, costs, expenses, fees, and overhead expended or incurred under Tasks 1, 2, 3 and 4.

It is agreed that the Unit Price shall be based upon the total amount of Biosolids accepted, transported and processed into that quantity of Biosolids Product produced from a unit quantity of Biosolids, that can be marketed and distributed to an end-user(s) or end-use site(s) for beneficial application to the land, by the Contractor for the billing period. The Unit Price shall include but not be limited to the following items after the Service Date:

          1.      Capital and Construction Costs (if applicable)

          2.      Vehicle Transportation Costs

          3.      Utility and Consumables Costs

          4.      Testing and Regulatory Fees

          5.      Variable Operations and Maintenance Costs (including labor)

          6.      Insurance and Bonding Costs

          7.      Fixed Operating and Maintenance Labor Costs

          8.      Operations Administration and Management Costs

          9.      Property Taxes

         10.      Fixed Operation and Maintenance Charges

         11.      Property Leases

         12.      Home Office Costs

         13.      Permits and Regulatory Fees

         14.      Fixed Transportation Leases

         15.      All Other Transportation Costs

         16.      Biosolids Product Marketing Costs

         17.      All overhead costs

         18.      Profit

         19. Community outreach, public participation and education costs as approved by the City

The initial Unit Price of $119.00 shall be escalated on an annual basis as set forth in Exhibit E, beginning on July 1, 1999.

In the event that it is necessary or desirable to use, or the Contractor does use, back-up capacity as described in Section II(G) of the RFP and in the Proposal (including any contingency and/or siting plan[s] therein or which may be approved by the City), it is understood and agreed that the Contractor shall not be entitled to claim nor receive any additional compensation - i.e., that the Unit Price shall not thereby be increased. It is further agreed that City shall be entitled to appropriate credit if Contractor's actual and reasonable cost of service is reduced by use of such back-up capacity.

4.2      TERMS OF PAYMENT

On or before the fifteenth day of each month, following the Order to Commence Work, the Contractor shall submit to the Commissioner a single Request for Payment for services provided during the previous calendar month in the form of Exhibit D. Subject to the City's right to conduct a pre-payment audit, the City shall duly process for payment each timely invoice pursuant to this Article 4. Invoices received after the fifteenth day of a month shall be deemed received on the fifteenth day of the following month. FAILURE OR INABILITY OF THE CONTRACTOR TO PROVIDE SATISFACTORY SERVICE AS OF THE SCHEDULED SERVICE DATE SHALL GIVE THE CITY THE RIGHT TO DEMAND AND RECEIVE REPAYMENT OF ALL SUMS PAID TO CONTRACTOR UNDER LUMP SUM ITEMS 1 - 3 INCLUSIVE, IN ADDITION TO ANY AND ALL OTHER REMEDIES OF CITY (INCLUDING BUT NOT LIMITED TO TERMINATION FOR CAUSE PURSUANT TO SECTION
12.2 HEREOF).

Time of payment will be governed by Rule 6-07 of the Rules of the Procurement Policy Board; except that it is agreed that payments under Lump Sum Items 1 - 4 inclusive shall not be eligible for "prompt payment" interest, if any.

4.3      INVOICES

The Contractor shall submit numbered invoices (Request for Payment) in accordance with the payment schedule established in Exhibit D. Such invoices shall set forth the services for which payment is requested, and approval thereof by the Department shall be a prerequisite to payment. Except for claims arising under Section 7.4 hereof or as otherwise indicated in this Agreement, Lump Sum Task and Unit Price payments shall be subject to such provisions for set-off as may be set forth in this Agreement.

The parties agree that the Contractor may post an additional bond or other adequate form of financial assurances satisfactory to the City equal to any amount of payment being withheld or set off by the City pursuant to this Agreement which is otherwise duly earned by the Contractor, at which time the City agrees to promptly release to the Contractor such payment otherwise withheld or set off.

4.4      AUDIT

The contract and all payments hereunder shall be subject to pre-payment audit by the Department of Environmental Protection and post audit by the Comptroller of the City in accordance with the New York City Charter and Administrative Code, and the Rules of the NYC Procurement Policy Board.

4.5      CITY TAX EXEMPTION

The City of New York is exempt from the payment of any Federal, State and City sales, compensating use or excise taxes. Accordingly, no payment shall be due to the Contractor with respect to any such taxes or any other tax or taxes of any jurisdiction.

                      ARTICLE 5 - LIABILITY OF CONTRACTOR


5.1      GENERAL LIABILITY

A. The Contractor shall be solely responsible for all physical injuries or death to its agents, servants, or employees or to any other person and for all damage to any property sustained during its operations and work under this Agreement resulting from any act of omission or commission or error in judgment of any of its officers, trustees, employees, agents, servants, or independent contractors, and shall hold harmless and indemnify the City from liability upon any and all claims for damages including those on account of such injuries or death to any such person or damages to property on account of neglect, fault or default of the Contractor, its officers, trustees, employees, agents, servants, or independent contractors. The Contractor shall be solely responsible for the safety and protection of all of its employees whether due to the negligence, fault or default of the Contractor or not.

B. In the event that any claim is made or any action is brought against the City arising out of negligence or careless acts of any employee of the Contractor either within or without the scope of his employment, or arising out of Contractor's negligent performance of this Agreement, or any act included in paragraph A above then the City shall have the right to withhold further payments hereunder for the purpose of set-off in sufficient sums to cover the said claim or action. The rights and remedies of the City provided for in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

C. Notwithstanding any other provision of this Agreement, the Contractor shall not be liable for damages, whether fines, penalties or fees, which may be assessed against the City for violation of and under the Consent Decree.

5.2      PROTECTION OF CITY PROPERTY

A. The Contractor assumes the risk of, and shall be responsible for any loss or damage to City property including property and equipment leased by the City, used in the performance of this Agreement, and caused, either directly or indirectly, by the acts, conduct, omissions or lack of good faith of the Contractor, its officers, managerial personnel, employees, or any person, firm, company, agent or other entity engaged by the Contractor as expert, consultant, specialist or subcontractor hereunder.

B. In the event that any such City property is lost or damaged except for normal wear and tear, or to the extent that such property is consumed in the performance of this Agreement then the City shall have the right to withhold further payments hereunder for the purpose of set-off in sufficient sums to cover such loss or damage.

C. The Contractor agrees to indemnify the City and hold it harmless from any and all liability or claims for damages due to any such loss or damage to any such City property described in subsection A above. This indemnification does not include losses, claims, expenses or damages proximately caused by the negligent or willful misconduct of the City.

D. The rights and remedies of the City provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or by this Agreement.

5.3      INFRINGEMENTS

The Contractor shall be liable to the Department and hereby agrees to indemnify and hold the City and the Department harmless for any damage or loss or expense sustained by the Department from any infringement by the Contractor of any copyright, trademark, patent or other rights of design, systems, drawings, graphs, charts, specifications or printed matter furnished or used by the Contractor in the performance of this Agreement.

5.4      INDEMNIFICATION

To the maximum extent permitted by law, each party covenants that it will protect, indemnify, and hold the other harmless from and against all liabilities, actions, damages, claims, demands, judgments, losses, costs, expenses, suits or actions for personal injury to, or death of, any person or persons, or loss or damage to property caused by the breach of such party of any of its representations, warranties or agreements contained herein. Each party shall promptly notify the other of the assertion of any claim against which such other party is indemnified hereunder, shall give the other party the opportunity to defend such claim, and shall not settle such claim without the approval of the indemnifying party. These indemnification provisions are for the protection of the City and the Contractor only and shall not establish, of themselves, any liability to third parties.

       ARTICLE 6 - BONDS, INSURANCE & DAMAGES; DEMONSTRATION OF READINESS


6.1      PERFORMANCE AND PAYMENT BONDS

A. Prior to or at the time of the execution of the Contract, the Contractor must deliver to the City of New York executed bonds naming the City of New York Department of Environmental Protection as obligee, prepared on the forms attached to and made part of this Agreement, and having as surety thereunder, such surety companies as are approved by the City of New York and authorized to write surety in the State of New York.

B. The bonds will secure, for successive one-year periods of operation, Contractor's performance under this Agreement and shall provide security for the payment of all persons performing labor or furnishing materials in connection with this Contract.

C. Prior to the earlier of Service Date or July 1, 1998, each bond shall be for the amount of $1,000,000 (one million dollars). Thereafter: (1) Each bond shall initially, during the first year after Service Date or July 1, 1998, be for the amount of sixty-five per cent (65%) of the maximum annual compensation payable under the Contract [i.e., 0.65 X (WT/D) X 365 X ($/WT)] and thus 0.65 X 825 X 365 X $119.00 =
         $23,292,018.75; and, (2) Upon renewal, during the second and subsequent years after Service Date or July 1, 1998, shall be for the amount of sixty-five per cent (65%) of the Unit Price compensation paid to the Contractor under this Contract for the previous one year period of operations or of $2,500,000 (two million five hundred thousand dollars), whichever is greater.

D. Contractor must furnish new bonds annually at least thirty (30) days prior to the expiration date of the previous bond during the entire term of this Contract. (The City may specify the required annual bond amount [Section 6.1(C)] as an estimate based upon the previous year's first 10 or 11 months of operation or other data.) Each successive bond must satisfy the requirements set forth in A, B, and C above.

E. The obligation to furnish a successive bond for the next annual period is not an obligation guaranteed by the surety.

F. The bonds shall not be cumulative in nature and shall be effective only for the one year period of operations for which they are furnished.

G. In the event of default by the Contractor during the term of an annual bond, the Surety shall be responsible for payment of a penal amount only and not for completion of performance under the Contract.

H.       The premiums for the bonds shall be paid by the Contractor.

I. In lieu of the required performance and payment bonds the Contractor may deposit with the Comptroller money, or obligations of the City of New York, a letter of credit in a form and through an institution approved by the City of New York or such other financial security as the Comptroller may deem appropriate. Such alternate security shall be furnished in an amount equal to the required bond amount as determined under C, above.

J. Failure to obtain any bond or furnish security as set forth above shall constitute an event of default.

6.2      INSURANCE

Throughout the term of this Contract, the Contractor must effect and maintain insurance of the kind and at the limits set forth in `GENERAL CONDITIONS
-- SCHEDULE "A" -- INSURANCE REQUIREMENTS & LIQUIDATED DAMAGES.' NOTE: Marine coverages (shown by *) are "as applicable"; if there are no marine or other operations involving such risks, an annual affidavit to that effect may be provided.


6.3      LIQUIDATED DAMAGES

In view of the difficulty of accurately ascertaining the loss and damages which the City will suffer by reason of delay or failure in the performance of the Work hereunder, as a result of the fault or default of the Contractor, it is hereby agreed that liquidated damages shall be due and payable to the City by the Contractor as set forth herein. Such liquidated damages shall not be deemed a penalty. Such liquidated damages may be assessed by the City as a result of the Contractors' default whether or not the City exercises its rights to terminate the Contractor for default.

The Contractor shall be liable to pay liquidated damages for failures to take and accept Biosolids in accordance with this Contract on or after the Service Date and for deficiencies in performance, provided such failures and deficiencies are not caused by the City. For each day, or part thereof, that the Contractor shall fail or refuse to take or accept Biosolids or otherwise not fully perform its obligations in accordance with this Agreement, the Contractor shall upon demand pay to the City as liquidated damages the amount of $150 per Wet Ton of Biosolids not removed, transported and processed into that quantity of Biosolids Product produced from a unit quantity of Biosolids, that shall be marketed and distributed to an end-user(s) or end-use site(s) for beneficial application to the land, as required hereunder.

The liquidated damages due to the City shall become due and payable at the beginning of each month for the failure or deficiencies experienced by the City in the previous month. The City may elect to have these damages deducted from Lump Sum and Unit Price payments due the Contractor for services provided in subsequent months, provided that the total damages are recovered by the City within six months and any deferred deductions shall be subject to interest at Prime Rate plus 2%. In case the amount which becomes due to the Contractor for performance hereunder shall be less than the amount of damages payable to the City, the

Contractor shall pay the difference upon demand by the City.

Liquidated Damages received hereunder are not intended to be nor shall they be deemed either a partial or full waiver or discharge of the City's rights to indemnification, or of the Contractor's obligations to indemnify the City, or of any other remedies provided by contract or by Law. Liquidated Damages shall be due and payable as set forth above even in the event of an abandonment of the Work by the Contractor.

6.4      DEMONSTRATION OF READINESS

A.       CERTIFICATION PROCEDURE

         The Contractor agrees that the Work provided by the Contractor shall be based upon receiving dewatered Biosolids in the quantities noted in Appendix C of the RFP and as contained in the Contractor's proposal in response to the RFP.

         The Contractor shall provide documentation demonstrating that it can:

         1) Receive, transport and process Biosolids into a Biosolids Product that shall be marketed and distributed to an end-user(s) or end-use site(s) for beneficial application to the land at the throughput capacity required by this Agreement, i.e., an average of 825 Wet Tons per day calculated over a monthly period;

         2) Operate within the various applicable permit conditions and the approved Biosolids Management Plan submitted by the Contractor in response to the RFP; and

         3) Provide the contracted services over an extended period without interruption.

         No later than 120 days prior to the Service Date, the Contractor shall submit to the City for approval a detailed Demonstration of Readiness procedure. This procedure shall define the criteria to judge the readiness of the Contractor, location of and equipment to be used for the services related to this Agreement, and the procedures for operation. The City shall review this procedure and notify Contractor within 30 days of any exceptions taken with the submitted procedure. City and Contractor shall meet to reconcile exceptions within 30 days of receipt of City's exceptions and, upon reconciliation, the procedures shall be approved by the City.

B.       CONTRACTOR'S OBLIGATION

         The Contractor shall be obligated to demonstrate its readiness for the performance of its Work. Successful Demonstration of Readiness will establish the Service Date. The demonstration shall be conducted in accordance with the requirements of this Agreement and shall demonstrate compliance with the contracted Biosolids Active Commitment Quantity and regulatory permits and licenses.

C.       READINESS

         The Demonstration of Readiness shall consist of the certification by the Contractor in writing, and to the satisfaction of the City, that the program's facilities, equipment and systems have been completely and properly procured, all subsystem and equipment testing has been successfully completed, all required permits and licenses have been obtained to allow the program to operate at its design conditions, and that all required personnel are in place and properly trained.

D.       REPORT

         Not less than ninety (90) days prior to July 1, 1998, the Contractor shall prepare a report certifying to the City its readiness to commence services. The City shall review this report and accept or reject the conclusion of the report within thirty days following submission of the report.

E.       SUCCESSFUL DEMONSTRATION OF READINESS

         Upon successful Demonstration of Readiness, the Service Date may be established per Section 3.2. Successful Demonstration of Readiness prior to the Service Date shall not advance the Service Date. The City shall cease payments under Lump Sum Tasks 1, 2 and 3 after the Service Date. The City shall commence payment of the Unit Price payments for the billing period following establishment of the Service Date and successful transportation and processing of the Biosolids into a Biosolids Product, and the successful marketing, transportation and distribution to an end-user(s) or end-use site (s) for beneficial application to the land, that quantity of Biosolids Product produced from a unit quantity of Biosolids in accordance with the Contract.

F.       FAILURE OF DEMONSTRATION OF READINESS

         Failure to demonstrate readiness shall result in one of the following events:

         (i) At the City's option, the fault may be considered to be minor and the amount of $150 per Wet Ton times the amount of Wet Tons of Biosolids each day that the Contractor fails to demonstrate the ability to accept, transport and process into a Biosolids Product, and fails to market, transport and distribute to an end-user(s) or end-use site(s) for beneficial application to the land, that quantity of Biosolids Product produced from a unit quantity of Biosolids, assessed after the Service Date as Liquidated Damages in lieu of cure or default. Such liquidated damages shall be based upon the difference between 825 Wet Tons per day and the total of: (a) the reduced capacity (number of Wet Tons per day) as to which Contractor demonstrated such ability; PLUS (b) any amount of Biosolids below such reduced capacity (number of Wet Tons per day) tendered by City which Contractor fails to so accept, transport, process, market and distribute.

                  If the City elects this option, the Service Date shall be established as the completion of the Demonstration of Readiness.

         (ii) In the event that the City elects not to consider the fault minor pursuant to (i), or at the Contractor's option, the Contractor may elect to cure the fault determined by the Demonstration of Readiness. The next submittal of the Demonstration of Readiness certifications shall be made no later than 90 days following the completion of the previous Demonstration of Readiness. No additional submittals of the Demonstration of Readiness shall be made except at the sole option of the City.

         (iii) Should the Contractor fail to cure the fault pursuant to (ii), the Contractor may be held in default and the Agreement terminated for cause. The notice and cure provisions of
                  Section 12.2 shall not apply to termination for cause under this Section 6.4.

                     ARTICLE 7 - PROVISIONS RELATING TO LABOR


7.1      SUPERVISION BY CONTRACTOR

A. The Contractor shall give its personal supervision to the work or have a competent manager, foreman or supervisor, satisfactory to the Commissioner assigned to the work at all times during performance of the contract, with authority to act for the Contractor.

B. In the performance of the contract hereunder, the Contractor shall utilize competent, and qualified persons. All such persons are the employees of the Contractor and not of the City and the Contractor shall be responsible for their acts, personal conduct and work.

C. All services shall be performed in a skillful and workmanlike manner. The Commissioner may require and the Contractor agrees to the removal from the work of any of the Contractor's personnel or its subcontractor's personnel deemed incompetent, careless or otherwise objectionable by the Commissioner.

D. The Department shall have the right to have representatives of the Department or of the City or the State or Federal governments present at the site of the engagement to observe the work being performed.

7.2      PROHIBITED ACTS

The Contractor shall use its best efforts not to employ any labor, or utilize materials or means which employment or utilization during the course of this agreement may in any way tend to cause or result in strikes, work stoppages, delays, suspensions of work or similar troubles by workers employed by the Contractor, or by any of the trades working in or above the buildings and premises where work is being performed under this agreement, or by Contractors or their subcontractors pursuant to other agreements or contracts, or on any other building or premises owned or operated by the City of New York, its agencies, departments, boards or authorities. Any material violation by the Contractor of these requirements should be considered as proper and sufficient cause for declaring the Contractor to be in default.

7.3      NOTICE OF LABOR DISPUTES

Whenever the Contractor has knowledge that any actual or potential labor dispute is delaying or threatens to delay the timely performance of this contract, the Contractor shall immediately give notice to the Department, including all relevant information with respect thereto.

7.4      MINIMUM WAGES AND WORKING CONDITIONS

A.       Except for employees whose wage is required to be fixed pursuant to
         Section 220 of the Labor law, all persons employed by the Contractor and any subcontractor in the manufacture or furnishing of the supplies, materials, or equipment, or the furnishing of work, labor or services, used in the performance of this Contract, shall be paid without subsequent deduction or rebate unless expressly authorized by law, not less than the sum mandated bylaw.

B. For any breach or violation of the paragraphs on working conditions and minimum wages above, the party responsible therefor shall be liable to the City for liquidated damages, which may be withheld from any amounts due on any contracts with the City of such party responsible, or may be recovered in suits brought by the Corporation Counsel in the name of the City, in addition to damage for any other breach of this Contract, a sum equal to the amount of any underpayment of wages due to any employee engaged in the performance of this Contract. In addition, the Commissioner shall have the right to cancel this Contract and enter into other contracts for the completion of the original Contract, with or without public letting, and the original Contractor shall be liable for any additional cost. All sums withheld or recovered as deductions, rebated, refunds, or under payments of wages hereunder, shall be held in a special deposit account and shall be paid without interest, on order of the Commissioner of Labor, directly to the employees who have been paid less than minimum rates of pay as set forth herein and on whose account such sums were withheld or recovered, provided that no claims by employees for such payments shall be entertained unless made within one year from the date of actual notice to the Contractor of the withholding or recovery of such sums by the City.

C. In the event of any breach or violation of any of the provisions of this Article 7, and in addition to any other provisions above, pertaining to said breach or violation, no contracts shall be awarded to the Contractor or subcontractor, as the case may be, or to any firm, corporation, partnership or association in which the Contractor or subcontractor has a controlling interest until three years have elapsed from the date of such breach.

D. THIS SUBSECTION 7.4(D) NOT APPLICABLE -- Contractor is hereby advised that the prevailing wage provisions of New York State Labor Law Sections 220 and 230 are NOT APPLICABLE to the services and activities to be provided under this Contract.

E.       In all orders or contracts by the Contractor to the subcontractor for;
         (a) manufacturing or furnishing any of the supplies, material or equipment required under the Contract; (b) furnishing any of the work, labor or services required under the Contract, the Contractor shall insert a notice to the subcontractor to the effect that such supplies, materials, equipment or work, labor or services are for the City of New York.

F. No part of the work, labor or services will be performed or rendered by the Contractor in any plants, factories, buildings or surrounding or working under conditions which are unsanitary or hazardous or dangerous to the health and safety of employees engaged in the performance of this contract. Compliance with the safety, sanitary and factory inspection laws of the state(s) in which the work is to be performed shall be prima facie evidence of compliance with this paragraph.

G. At the time the Contractor makes application for each payment, the Contractor shall submit to the Commissioner a written certification of compliance with all applicable provisions (if any) and stipulations required by Section 220 of the New York State Labor Law. Compliance with the provisions of this paragraph shall be a condition precedent to payment and no payment shall be made to the Contractor unless and until each such certification shall have been submitted to and received by the Commissioner. Contractor is, however, advised that the prevailing wage provisions of New York State Labor Law Sections 220 and 230 are NOT APPLICABLE to the services and activities to be provided under this Contract.

H. This Contract is executed by the Contractor with the express warranty and representation that the Contractor is not disqualified under the provisions of Section 6-109 of the Administrative Code for the award of the Contract.

I. Any breach or violation of any of the foregoing shall be deemed a breach or violation of a material ground for cancellation thereof by provision of this Contract, and the City.

                          ARTICLE 8 - BOOKS AND RECORDS




8.1      MAINTENANCE

The Contractor agrees to maintain separate and accurate books, records, documents and other evidence and accounting procedures and practices which sufficiently and properly reflect all direct and indirect costs of any nature expended in the performance of this Agreement.

8.2      RETENTION OF RECORDS

The Contractor agrees to retain all books, records, and other documents relevant to this Agreement for seven (7) years after the final payment or termination of this Agreement, whichever is later. City, State and Federal auditors and any other person duly authorized by the Department shall have full access to and shall have the right to examine any of said materials during said period.

8.3      NO REMOVAL OF RECORDS FROM PREMISES

Where performance of this Agreement involves use by the Contractor of Department papers, files, data or records at Departmental facilities of offices, the Contractor shall not remove any such papers, files, data or records therefrom without the prior approval of the Department's designated official.

8.4      AUDIT BY THE DEPARTMENT AND THE COMPTROLLER

All vouchers or invoices presented for payment to be made hereunder, and the books, records and accounts upon which said vouchers or invoices are based, are subject to audit by the Department and by the Comptroller of the City of New York pursuant to the powers and responsibilities as conferred upon said Department and said Comptroller by the New York City Charter and Administrative Code of the City of New York, as well as all orders and regulations promulgated pursuant thereto.

The Contractor shall submit any and all documentation and justification in support of expenditures or fees under this Agreement as may be required by said Department and said Comptroller so that they may evaluate the reasonableness of the charges and shall make its records available to the Department and the Comptroller as they consider necessary.

All books, vouchers, records, reports, canceled checks and any and all similar material may be subject to periodic inspection, review and audit by the State of New York, Federal Government and other persons duly authorized by the City.

The Contractor shall not be entitled to payment under the Agreement until all requirements have been satisfactorily met.

                   ARTICLE 9 - REPRESENTATIONS AND WARRANTIES


9.1      PROCUREMENT OF AGREEMENT

A. The Contractor represents and warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage fee, contingent fee or any other compensation. The Contractor further represents and warrants that no payment, gift or thing of value has been made, given or promised to obtain this or any other agreement between the parties. The Contractor makes such representations and warranties to induce the City to enter into this Agreement and the City relies upon such representations and warranties in the execution hereof.

B. For a breach or violation of such representations or warranties, the Commissioner shall have the right to annul this Agreement without liability, entitling the City the recovery of all monies paid hereunder and the Contractor shall not make claim for, or be entitled to recover, any sum or sums, due under this Agreement. This remedy, effected, shall not constitute the sole remedy afforded the City in the event of such breach, nor shall it constitute a waiver of the City's right to claim damages or refuse payment or to make any other action provided for by law or pursuant to this Agreement.

9.2      CONFLICT OF INTEREST

The Contractor represents and warrants that neither it nor any of its directors, officers, members, partners or employees, has any interest nor shall they acquire any interest, directly or indirectly which would or may conflict in any manner or degree with the performance or rendering of the services herein provided. The Contractor further represents and warrants that in the performance of this Agreement no person having such interest or possible interest shall be employed by it. No elected official or other officer or employee of the City or Department, nor any person whose salary is payable, in whole or part, from the City Treasury, shall participate in any decision relating to this Agreement which affects his/her personal interest or the interest of any corporation, partnership or association in which he/she is, directly or indirectly, interested nor shall any such person have any interest, direct or indirect, in this Agreement or in the proceeds thereof.

9.3      FAIR PRACTICES

The Contractor and each person signing on behalf of any Contractor represents and warrants and certifies, under penalty of perjury, that to the best of its knowledge and belief:

A. The prices in this Agreement have been arrived at independently without collusion, consultation, communication, or agreement, for the purpose of restricting competition, as to any matter relating such prices with any other bidder or with any competitor.

B. Unless otherwise required by law, the prices which have been quoted in this Agreement and on the proposal submitted by the Contractor have not been knowingly disclosed by the Contractor prior to the proposal opening, directly or indirectly, to any other proposer/bidder or any competitor; and

C. No attempt has been made or will be made by the Contractor to induce any other person, partnership or corporation to submit or not to submit a proposal for the purpose of restricting competition.

         The fact that the Contractor (a) has published price lists, rates or tariffs covering items being procured, (b) has informed prospective customers of proposed or pending publication of new or revised price lists for such items, or (c) has sold the same item to others customers at the same prices being bid, does not constitute, without more, a disclosure within the meaning of the above.

9.4      WARRANTIES AND REPRESENTATIONS CONCERNING THE WORK

Contractor represents and warrants that:

A. It has the required authority (other than the Biosolids Management Plan which will be obtained in accordance with the provisions of this Agreement), ability, skills and capacity to perform, and shall perform The Work in a manner utilizing sound engineering principles, project management procedures and supervisory procedures.

B. It is familiar with the physical requirements of The Work and has inspected the Plant Site and surrounding locations, including surface but not subsurface conditions, to the extent necessary in accordance with prudent engineering practices, for performing its obligations under this Contract and accepts such conditions for the performance of such obligations.

C. It has knowledge of all the legal requirements, regulations, codes and business practices that must be followed in performing The Work and The Work will be performed accordingly.

D. It is a general partnership which is, and each corporation comprising it is, duly authorized to do business in the state of New York.

The City represents and warrants that:

A. The City is a body politic and corporate and a public instrumentality of the State of New York, duly organized and validly existing under the laws of the State of New York, with full legal right, power and authority to enter into and perform its obligations under this Agreement.

B. The City has duly authorized the execution and delivery of this Agreement and this Agreement has been duly executed and delivered by the City and constitutes the legal, valid and binding obligation of the City, enforceable against the City in accordance with its terms upon registration with the Comptroller and subject to the Rules of the New York City Procurement Policy Board.

                    ARTICLE 10 - COVENANTS OF THE CONTRACTOR


10.1     EMPLOYEES

All experts or consultants or employees of the Contractor who are employed by the Contractor to perform work under this Agreement are neither employees of the City nor under contract to the City and the Contractor alone is responsible for their work, direction, compensation and personal conduct while engaged under this Agreement. Nothing in this Agreement shall impose any liability or duty on the City for the acts, omissions, liabilities or obligations of the Contractor or any person, firm, company, agency, association, corporation or organization engaged by the Contractor as expert, consultant, independent contractor, specialist, trainee, employee, servant, or agent or for taxes of any nature including but not limited to unemployment insurance, worker's compensation, disability benefits and social security, or, except as specifically stated in this Agreement to any person, firm or corporation.

10.2     INDEPENDENT CONTRACTOR STATUS

The Contractor and the Department agree that the Contractor is an independent contractor, and not an employee of the Department or the City of New York. In accordance with such status as independent contractor, the Contractor covenants and agrees that neither it nor its employees or agents will hold themselves out as, nor claim to be, officers or employees of the City of New York, or of any department, agency or unit thereof, by reason thereof and that they will not, by reason hereof, make any claim, demand or application to or for any right or privilege applicable to an officer of or employee of the City of New York including, but not limited to, Worker's Compensation coverage, Unemployment Insurance Benefits, Social Security coverage or employee retirement membership or credit.

10.3     CONFIDENTIALITY

All of the reports, information or data, furnished to or prepared, assembled or used by the Contractor under this Agreement are to be held confidential. The Contractor agrees that the same shall not be made available to any individual or organization without the prior written approval of the Department, which written approval shall not be unreasonably withheld. The provisions of this Section shall remain in full force and effect following termination of, or cessation of, this Agreement or the services required by this Agreement.

10.4    COMPLIANCE WITH LAW AND CHANGE IN LAW

The Contractor shall render all services under this Agreement, including services relating to the transportation and land application of, the Biosolids hereunder, in accordance with all applicable provisions of Federal, State and Local Laws, rules and regulations including those promulgated by the United States Environmental Protection Agency, the New York City Department of Environmental Protection, the New York State Department of Environmental Conservation and all other federal, state and local governmental authorities having jurisdiction over such activities.

In the event, however, that a Law is changed or comes into effect or is effective after the date of execution of this Agreement which materially and adversely affects the Contractor's ability to perform the services as specified hereunder at the agreed upon price, then the Contractor shall be entitled to an equitable adjustment of the Contract, which may include an increase in price. No such increase in price may be implemented unless Contractor satisfactorily demonstrates the effects of such change in Law and the actual and reasonable increase(s) in total costs to Contractor necessitated by such change, including due allowance for available mitigation of cost impacts. FOR PURPOSES OF THIS CONTRACT, EPA REGULATION 40 CFR 503 IN THE FORM PROMULGATED IN FEBRUARY OF 1993, AS AMENDED ON FEBRUARY 19, 1994 AND ON OCTOBER 25, 1995, SHALL BE DEEMED TO BE A PRESENTLY EXISTING LAW.

UNAVAILABILITY OF PRIMARY SITE OR PLAN NOT A "CHANGE IN LAW": It is understood and agreed that unavailability of or inability to use a primary site or plan, resulting from a "Change in Law" or Force Majeure, shall not be deemed nor construed to invoke the provisions of this Section 10.4 or of Section 14.1 unless said "Change in Law" also precludes the availability or use of the back-up capacity (including related contingency and/or siting plans). It is understood that Contractor is obligated hereunder to maintain such back-up capacity at all times. Nothing in this paragraph shall be construed to limit the City's rights and powers under Article 12 hereof, including without limitation Sections 12.1, 12.2 and 12.3 thereof.


APPLICATION OF AND DISPUTES CONCERNING `CHANGE IN LAW' PROVISIONS: In general, a `Change in Law' covered by this Section 10.4 would be one of such a nature that any restoration plan or termination of the Contract (pursuant to the 'Force Majeure' provisions of Article 14) would not be desirable or appropriate in the opinion of the Commissioner or in the City's exercise of discretion. If the Contractor disagrees with the City's determination to deal with the Change in Law under the provisions of this Section 10.4, whether or not the relevant event(s) might constitute a Force Majeure under this Contract, then Contractor shall so notify the City in writing. After such consultation between the parties and submission by Contractor of such supporting materials as the City deems appropriate and if the matter has not been mutually resolved, the City shall render its determination to Contractor in writing. If such determination is not accepted by Contractor, the issue(s) shall be submitted to dispute resolution in accordance with Article 16 hereof. Nothing in this Section 10.4 nor in Section
14.4 shall be deemed to impair any of the City's rights: (1) to require performance of the contractual services by the Contractor, including performance during the existence of any dispute between the parties; or (2) to terminate this Contract at any time.

10.5     EMPLOYMENT PRACTICES

The Contractor and its subcontractors shall comply with the Civil Rights Act of 1964 and any amendment thereto, and the rules and regulations thereunder, and Mayor's Executive Order No. 50 of 1980 as revised and the rules and regulations promulgated thereunder.

10.6     INVESTIGATION CLAUSE

Section 1.1 The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

Section 1.2 If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit, corporation organized under the laws of the State of New York, or;

         (a) If any person refuses to testify for a reason other than the assertion of his or her privilege against self incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General or the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease permit, contract, or license entered into with the City, the State or any political subdivision thereof or any local development corporation within the City, then;

Section 1.3 The Commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

         (a) If any non-governmental party to the hearing requests and adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 1.5 below without the City incurring any penalty or damages for delay or otherwise.

Section 1.4 The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

         (a) The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

         (b) The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

Section 1.5 The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and
                  (d) below in addition to any other information which may be relevant and appropriate:

         (a) The party's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

         (b) The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

         (c) The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

         (d) The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 1.4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 1.3(a) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

Section 1.6 The term "license" or "permit" as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

         (a) The term "person" as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

         (b) The term "entity" as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

         (c) The term "member" as used herein shall be defined as any person associated with another person or entity as partner, director, officer, principal or employee.

Section 1.7 In addition to and notwithstanding any other provision of this agreement the Commissioner or agency head may in his or her sole discretion terminate this agreement upon not less than three (3) days written notice in the event contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the contractor, or affecting the performance of this contract.

10.7     ASSIGNMENT

A. The Contractor shall not assign, transfer, convey, sublet or otherwise dispose of this Agreement, or of the Contractor's right title, interest, obligations or duties herein, or the Contractor's power to execute such Agreement, or assign, by power of attorney or otherwise, any of its rights to receive monies due or to become due under this Agreement, unless the prior written consent of the Department shall be obtained. Any such assignment, transfer, conveyance, sublease or other disposition without such consent shall be void. The City acknowledges that the Contractor may make a collateral assignment of its rights under this Agreement to receive payments to a financial institution for the benefit of holders of indebtedness incurred by the Contractor for the performance hereof, and agrees that the Department's written consent for the same shall not be unreasonably withheld or delayed.


B. In the event that the Contractor assigns, transfer, conveys, sublets or otherwise disposes of this Agreement as specified in subdivision A, above, without the prior written consent of the Department, the Department may at its option revoke and annul this Agreement and the Department and the City shall be relieved and discharged from any and all liability and obligations growing out of such Agreement to the Contractor, its assignees, transferees or sublessees and the Contractor shall forfeit and lose all monies heretofore earned under this Agreement, except so much thereof as may be required to pay the Contractor's employees. The provisions of this section shall not hinder, prevent or affect an assignment by the Contractor for the benefit of its creditors made pursuant to the laws of the State of New York.

C. This Contract may be assigned by the Department or the City to any corporation, agency or instrumentality having authority to accept such assignment, provided that the City shall notify the Contractor of any such assignment and further provided that no such assignment will relieve the City or the Department of any of its obligations hereunder.

10.8     SUBCONTRACTING

A. The Contractor agrees not to enter into any subcontracts for the performance of the obligations, in whole or in part, under this Agreement without the prior written approval of the Department. Two copies of each such proposed subcontract shall be submitted to the Department with the Contractor's written request for approval, which approvals are not to be unreasonably withheld.

B.       All such subcontracts shall contain provisions specifying:

         1. that the work performed by the subcontractor must be in accordance with the terms of the Agreement between the Department and the Contractor,

         2. that nothing contained in such contract shall impair the rights of the Department,

         3. that nothing contained therein, or under the Agreement between the Department and the Contractor shall create any contractual relationship between the subcontractor and the Department, and

         4. that the subcontractor specifically agrees to be bound by the confidentiality provision set forth in this Agreement between the Department and the Contractor.

         5. All subcontracts for services to be provided after the Service Date shall contain a provision that requires the subcontractors, in the event of default by the Contractor or termination of the Agreement, to continue, at the City's sole option, to provide the same services to the City or its assignee for the remaining term of this agreement at the same cost and terms at which such subcontracted products or services were to be supplied to Contractor.

C. The Contractor agrees that it is fully responsible to the Department for the acts and omissions of the subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by it.

D. The Contractor shall not in any way be relieved of any responsibility under this Agreement by any subcontract.

10.9     PUBLICITY

A. The prior written approval of the Department is required before the Contractor or any of its employees, servants, agents, or independent contractors may, at any time, either during the term or after the termination of this Agreement make any statement to the press or issue any material for publication through any medium of communication bearing on the work performed or data collected under this Agreement which written approval is not to be unreasonably withheld.

B. If the Contractor publishes a work dealing with any aspect of performance under this Agreement, or of the results and accomplishments attained in such performance, the Department shall have a royalty-free, non exclusive and irrevocable license to reproduce, publish or otherwise use and to authorize others to use the publication.

10.10    PARTICIPATION IN AN INTERNATIONAL BOYCOTT

A. The Contractor agrees that neither the Contractor nor any substantially owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1969, as amended, or the regulations of the United States Department of Commerce promulgated thereunder.

B. Upon the final determination by the Commerce Department or any other agency of the United States as to, or conviction of the Contractor or a substantially owned affiliated company thereof, or participation in an international boycott in violation of the provisions of the Export Administration Act of 1969, as amended, or the regulations promulgated thereunder, the Comptroller may, at her or his option, render forfeit and void this contract.

C.       The Contractor shall comply in all respects, with the provisions of
         Section 6-114 of the Administrative Code of the City of New York and the rules and regulations issued by the Comptroller thereunder.

10.11    INVENTIONS, PATENTS AND COPYRIGHTS

A. Any discovery or invention arising out of or developed in the course of performance of this Agreement shall be promptly and fully reported to the Department.

B. No report, document or other data produced in whole or in part with contract funds shall be copyrighted by the Contractor nor shall any notice of copyright be registered by the Contractor in connection with any report, document or other data developed for the Agreement.

C. In no event shall Subsections A and B of this Section be deemed to apply to any report, document or other data, or any invention of the Contractor which existed prior to, or was developed or discovered independently from, its activities related to or funded by this Agreement.

10.12    ANTI-TRUST

The Contractor hereby assigns, sells, and transfers to the City all right, title and interest in and to any claims and causes of action arising under the anti-trust laws of the State of New York or of the United States relating to the particular goods or services purchased or procured by the City under this Agreement.

10.13    POLITICAL ACTIVITY

A. There shall be no partisan political activity or any activity to further the election or defeat of any candidate for public, political or party office as part of or in connection with this Agreement, nor shall any of the funds provided under this Agreement be used for such purposes.

B. No funds provided under this Agreement shall be used, for publicity or propaganda purposes, for the preparation, distribution, or use of any kit, pamphlet, booklet, publication, radio, television or film presentation designed to support or defeat legislation pending before the Congress of the United States, except in presentation to the Congress itself.

C. No funds provided under this Agreement shall be used to pay the salary or expenses of any person to engage in any activity designed to influence legislation or appropriations pending before the Congress of the United States.

10.14    CLEAN AIR AND NOISE CONTROL PROVISIONS

A. The Contractor shall comply with all applicable standards, order or regulations issued pursuant to the Clean Air Act of 1970, as amended (42 U.S.C. 1857B, et seq.) and the Federal Water Pollution Act (33 U.S.C. 1251, et seq.), and the Contractor shall comply with all applicable provisions and regulations promulgated under the New York City Air Pollution Control Code (Administrative Code Sections 24-102, et seq.).

B. Should a dust hazard be created in performing the work of this Contract, for the elimination of which appliances or methods are available, such appliances and methods shall be installed, maintained, and effectively operated during the continuance of such dust hazard. Such appliances or methods used shall be the best available technology. Failure to comply with this provision after notice shall make this Contract subject to termination.

C. In accordance with the provisions of Section 24-216, "Noise abatement contract compliance", of the Administrative Code of the City of New
         York:

         1. Devices and activities which will be operated, conducted, constructed or manufactured pursuant to this Contract and which are subject to the provisions of the New York City Noise Control Code shall be operated, conducted, constructed or manufactured without causing a violation of such code.

         2. Such devices and activities shall incorporate advances in the art of noise control developed for the kind and level of noise emitted or produced by such devices and activities in accordance with regulations issued by the Commissioner of the Department of Environmental Protection.







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

                         ARTICLE 11 - DEDICATED SERVICES


The Contractor agrees that the Biosolids Processing Facility(ies), ancillary facilities (e.g., storage/transshipment and distribution), processing equipment, labor, personnel, and transportation equipment for the Active Commitment Quantity and all containers and other Facilities provided under this Contract shall be used exclusively for the Biosolids and Biosolids Product produced from the City's wastewater treatment plants. If the Contractor identifies land application/reclamation sites as part of its marketing program then the Contractor shall have land application areas available for use by New York City at all times for the Active Commitment Quantity. During the term of this Agreement, no other Biosolids, Biosolids Product or other materials shall be processed at such facility(ies), transported in such containers or applied on land attributable to the quantity committed for NYC Biosolids so as to displace any portion of the Active Commitment Quantity agreed upon by the Contractor and the City without the express written consent of the City.



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

                      ARTICLE 12 - TERMINATION AND DEFAULT


12.1     TERMINATION FOR CONVENIENCE

A.       PRIOR TO THE SERVICE DATE

         At any time after the time the conditions precedent set forth in Paragraph 3.1(A)(i) are satisfied by the Contractor and prior to the Service Date the Department may upon ten (10) days written notice to the Contractor cancel the Contract and terminate the service. In the event of such termination the City shall pay to the Contractor within sixty (60) days of termination a sum equal to any unpaid portion of the percent completion under Lump Sum Items 1, 2 and 3.

B.       AFTER THE SERVICE DATE

         At any time after the Service Date during the term of this Contract the Department may, upon ten (10) days written notice to the Contractor, cancel the Contract and terminate the service. In the event of such termination, the Contractor shall complete performance of the Work in progress by transporting and processing into a Biosolids Product, all Biosolids already accepted at the Contractor's Biosolids processing facility and by transporting, marketing and distributing to an end-user(s) or end-use site(s) for beneficial application to the land, that quantity of Biosolids product produced from the unit quantity of Biosolids already accepted. In such event, the City shall pay to the Contractor a sum equal to all outstanding Unit Price items and all of the actual and reasonable costs of Lump Sum items successfully completed as of the termination date, including Biosolids and Biosolids Product transportation, processing, marketing and distribution services for the quantity of Biosolids already accepted, prior to notice of such termination.

         Except as provided below, it is expressly agreed that the City shall have no obligation for, and Contractor shall not be entitled to any compensation for nor shall Contractor make any claim for, any costs, expenses or damages whatsoever whether direct or indirect or consequential, which Contractor may incur or be liable for as a consequence or result of such termination.

         However, if the Commissioner terminates the Contract for convenience under this section 12.1B during the first five (5) years following the Service Date, then (provided the Contractor is not at fault nor in default) the Contractor shall receive termination compensation in the nature of liquidated damages amounting to five (5) percent of the minimum monthly revenue; which would be based solely upon the minimum guaranteed biosolids multiplied by the Initial Unit Price without escalation, multiplied by the number of months remaining in such five year period on the effective date of such termination. Provided, however, that the amount to be paid with respect to each such month shall not exceed twenty thousand dollars ($20,000.00). Thus, the maximum amount that may be paid in the event of such termination for



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

         convenience shall be one million two hundred thousand dollars ($1,200,000.00). Such termination-for-convenience compensation shall be calculated as follows:

                   Termination for Convenience Compensation Amount =
               (Minimum Monthly Guaranteed Quantity) X (0.05) X ($INITIAL
                 UNIT PRICE/WT) x (months remaining in 5-year period).

12.2     DEFAULT

         The Contractor may be declared in default by the City and the Department may terminate the Agreement in whole or in part by written notice to the Contractor for, but not limited to, the following:

         A.       The Contractor becomes insolvent or

         B. The Contractor makes an assignment for the benefit of creditors pursuant to the Statutes of the State of New York or

         C. A receiver or receivers are appointed to take charge of the Contractor's property or affairs or

         D. The Contractor sublets, assigns, transfers, conveys or otherwise disposes of this Agreement other than as herein specified or

         E. The Contractor fails or refuses to proceed with the work when and as directed by the Commissioner or

         F. The Contractor is or has been unnecessarily or unreasonably or willfully delaying

                  (i)      the performance and completion of the work, or

                  (ii)     the award of necessary subcontracts, or

                  (iii) the placement of necessary material and equipment orders or

         G. The Contractor, without just cause, reduces his working force to a number which, if maintained, would jeopardize the timely performance of the contract, and fails or refuses to increase such working force when ordered to do so by the Commissioner or

         H.       The Contractor abandons the Work or

         I. The Contractor is or has been willfully or in bad faith violating any of the provisions of this contract or

         J. The Contractor persistently or repeatedly fails or refuses substantially to fulfill any of its material obligations in accordance with this Agreement unless such failure or refusal shall be excused or justified by Force Majeure.

         K. The Contractor fails to accept, transport, process, market and apply Biosolids as required by the terms of this Agreement.



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

Prior to the City exercising its right to declare the Contractor in Default, and to terminate the Contract, the City shall give prior written notice to the Contractor stating that in its opinion a particular default or defaults exist which will, unless corrected, constitute a material breach of this Agreement on the part of the Contractor and which will give the City a right to terminate this Agreement for cause unless such default is corrected. Such notice may state the effective date of such termination should such default(s) not be timely corrected.

The Contractor shall correct such default within thirty (30) days from the date of the notice. However, if the Contractor has commenced to take appropriate steps to correct such default which will require more than 30 days to correct the default, the City may in its discretion give its consent for up to three (3) consecutive thirty (30) day extensions, provided that the default is susceptible to a cure within 120 days and that the Contractor demonstrates to the reasonable satisfaction of the Commissioner that a cure is diligently being pursued prior to the granting of each such extension.

12.3     TERMINATION FOR CONTRACTOR'S DEFAULT; DATE OF TERMINATION

If the City properly exercises its right to terminate this Agreement as a result of a Contractor Event of Default: (i) the City shall cease to be obligated to provide to the Contractor any further Biosolids hereunder; and (ii) the City shall pay to the Contractor within sixty (60) days of such termination all Unit Price Payments required hereunder through the date of termination.

Such termination for Contractor's default shall occur and take effect without further notice on the calendar day following the end of the 30-day cure period (or any extended period granted by City) set forth in Section 12.2 above. The City may, at its option, issue a notice of such termination confirming the same or confirming the effective date of termination, together with such other information, notifications or directions deemed appropriate by City.

12.4     CONTRACTOR LIABILITY FOR DAMAGES

Notwithstanding any other provisions of this Agreement, the Contractor shall not be relieved of liability to the City for damages sustained by the City by virtue of the Contractor's default.

12.5     RIGHTS AND REMEDIES

The rights and remedies of the City provided in this Article shall not be exclusive and are in addition to all other rights and remedies provided by Law or under this Agreement.



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

                           ARTICLE 13 - MISCELLANEOUS


13.1     CHOICE OF LAW, CONSENT TO JURISDICTION AND VENUE

This Agreement shall be deemed to be executed in the City of New York, regardless of the domicile of the Contractor, and shall be governed by and construed in accordance with the laws of the State of New York.

The parties agree that any and all claims asserted by or against the city arising under this Agreement or related thereto shall be heard and determined either in the courts of the United States located in New York City ("Federal Courts") or in the courts of the State of New York ("New York State Courts") located in the City and County of New York. To effectuate this agreement and intent, the Contractor agrees:

A. If the City initiates any action against the Contractor in Federal Court or in New York State Court, service of process may be made by the Contractor either in person, wherever such Contractor may be found, or by registered mail addressed to the Contractor at its address as set forth in this Agreement, or to such other address as the Contractor may provide to the City in writing and

B. With respect to any action between the City and the Contractor in New York State Court, the Contractor hereby expressly waives and relinquishes any rights it might otherwise have

         (a)      to move to dismiss on grounds of forum non conveniens,

         (b)      to remove to Federal Court and

         (c) to move for a change of venue to a New York State Court outside New York County.

C. With respect to any action between the City and the Contractor in Federal Court located in New York City, the Contractor expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a United States Court outside the City of New York.

D. If the Contractor commences any action against the City in a Court located other than in the City and State of New York, upon request of the City, the Contractor shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court where the action is initially brought will not or cannot transfer the action, the Contractor shall consent to dismiss such action without prejudice and may thereafter reinstitute the action in a court of competent jurisdiction in New York City.

         If any provision(s) of this Article is (are) held unenforceable for any reason, each and all other provision(s) shall nevertheless remain in full force and effect.



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

13.2     GENERAL RELEASE

The acceptance by the Contractor or its assignees of the final payment under this Agreement, whether by voucher, judgment of any court of competent jurisdiction or any other administrative means, shall constitute and operate as a general release to the City from any and all claims of and liability to the Contractor arising out of the performance of this Agreement.

13.3     CLAIMS AND ACTIONS THEREON

A. No action at law or proceeding in equity against the City or Department shall lie or be maintained upon any claim based upon this Agreement or arising out of this Agreement or in any way connected with this agreement unless the Contractor shall have strictly complied with all requirements relating to the giving of notice and of information with respect to such claims, all as herein provided.

B. No action at law or proceeding in equity shall lie or be maintained against the Department or the City upon any claim based upon this Agreement or arising out of this Agreement unless such action shall be commenced within six (6) months after the date of final payment hereunder, or within six (6) months of termination or conclusion of this Agreement, or within six (6) months after the Contractor has, or reasonably should have had, knowledge of the accrual of the cause of action, whichever first occurs.

C. In the event any claim is made or any action brought in any way relating to the Agreement herein, the Contractor shall diligently render to the Department and/or the City of New York without additional compensation any and all assistance which the Department and/or the City of New York may reasonably require of the Contractor.

D.       The Contractor shall report to the Department in writing within ten
         (10) working days of the initiation by or against the Contractor of any legal action or proceeding in connection with or relating to this Agreement.

13.4     NO ESTOPPEL

Neither the City nor any department, officer, agent or employee thereof, shall be bound, precluded or estopped by any determination, decision, approval, order, letter, payment or certificate made or given under or in connection with this contract by the City, the Commissioner, the Program Manager, or any other officer, agent or employee of the City, either before or after the final completion and acceptance of the work and payment therefor:

         (1) From showing the true and correct classification, amount, quality or character of the work actually done; or that any such determination, decision, order, letter, payment or certificate was untrue, incorrect or improperly made in any particular, or that the work or any part thereof does not in fact conform to the requirements of this contract; and

         (2) From demanding and recovering from the Contractor any overpayments made to him, or such damages as it may sustain by reason of his failure to perform each and every part of this contract in strict accordance with its terms, or both.

13.5     WAIVER

Waiver by either party of a breach of any provision of this Contract shall not be deemed to be a waiver of any other subsequent breach and shall not be construed to be a modification of the terms of the Contract unless and until the same shall be agreed to in writing by the other party as required and attached to the original Contract.

13.6     NOTICE

Any notice pursuant to the terms and conditions of this contract shall be in writing and (i) delivered personally, or (ii) sent by certified mail, return receipt requested, or (iii) sent by a recognized overnight mail or courier service, with delivery receipt requested, to the following addresses:

IF TO CONTRACTOR: James P. Carmichael
                  New York Organic Fertilizer Co.
                  1108 Oak Point Avenue
                  Bronx, NY 10474


IF TO CITY: The Commissioner
            New York City Department of Environmental Protection
            59-17 Junction Boulevard
            Corona, New York 11368

            c:    Mr. Robert E. Adamski, P.E.
                  Deputy Commissioner / Director
                  Bureau of Wastewater Pollution Control
                  96-05 Horace Harding Expressway
                  Corona, NY 11368

Actual delivery of any such notice, direction or communication to a party at the aforesaid place, or delivery by certified mail shall be conclusive and deemed to be sufficient service thereof upon such party as of the date such notice, direction or communication is received by the party. Such address may be changed at any time by an instrument in writing executed and acknowledged by the party making such change and delivered to the other party in the manner as specified above. Nothing in this section shall be deemed to serve as a waiver of any requirements for the service of notice or process in the institution of an action or proceeding as provided by law.

13.7     ALL LEGAL PROVISIONS DEEMED INCLUDED

It is the intent and understanding of the parties to this Agreement that each and every provision of law required to be inserted in this Agreement shall be and is inserted herein. Furthermore, it is hereby stipulated that every such provision is to be deemed to be inserted herein, and if, through mistake or otherwise, any such provision is not inserted, or is not inserted in correct form, then this agreement shall forthwith upon the application of either party be amended by such insertion so as to comply strictly with the law and without prejudice to the rights of either party hereunder.

13.8     SEVERABILITY

If this Agreement contains any unlawful provision not an essential part of the Agreement and which shall not appear to have been a controlling or material inducement to the making thereof, the same shall be deemed of no effect and shall, upon notice by either party, be deemed stricken from the Agreement without affecting the binding force of the remainder.

13.9     MODIFICATION

This Agreement may be modified by the parties in writing in a manner not materially affecting the substance hereof. It may not be altered or modified orally.

13.10    ARTICLE, SECTION AND PARAGRAPH HEADINGS

Article, section and paragraph headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement and in no way affect this Agreement.

13.11    INSPECTION AT SITE

The Department shall have the right to have representatives of the Department or of the City or of the State or Federal governments present at the Plant Site and any Facility or Facilities or application or reclamation site to observe the work being performed.



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
                    ARTICLE 14 - OCCURRENCE OF FORCE MAJEURE


14.1     RESTORATION OF SERVICE

The parties acknowledge that in the event a Force Majeure occurs, it is in their mutual interest to have The Work resumed as expeditiously and efficiently as practical unless the City should determine that resumption is not possible or is not in the best interests of the City. To that end, the parties agree to cooperate to develop and implement a plan for full restoration of The Work in accordance with the following procedure:

A.       RESTORATION PLAN

         In the event of the occurrence of a Force Majeure, the Contractor shall promptly notify the City of the nature of the occurrence and shall submit together with that notice, a beneficial reuse proposed plan for resumption of The Work ("Restoration Plan").

B.       ACCEPTANCE OF PLAN

         Within thirty (30) days of receipt of the proposed Restoration Plan, the City shall either accept it or propose its own Alternate Restoration Plan. If the City proposes such an alternate, the parties shall meet for the purpose of agreeing upon which plan is preferable (or agreeing upon a different Alternate Restoration Plan). If the parties are unable to agree, the City may in its sole discretion require the Contractor to and it shall proceed with such Alternate Plan as the City may direct. In the event such Alternate Restoration Plan is so implemented, and is not successful, then at the City's option either the Contractor shall proceed to implement its original Restoration Plan or the provisions of paragraph D below shall apply. Notwithstanding any other provision of this Agreement, it is understood and expressly agreed that the City shall have and at all times retain the right to terminate the Contract, whether it be prior to or following receipt of the proposed Restoration Plan or before, during or after the implementation of any plan.

C.       COST OF RESTORATION PLAN

         The City and the Contractor shall agree (pursuant to Article 16 of this Contract) upon the costs to be incurred and paid by the City under any Restoration Plan or Alternate Restoration Plan which may be agreed to or directed by the City and which is implemented by the Contractor, or in the absence of such agreement, shall be based upon the actual and reasonable costs. In the event a dispute arises with respect to such costs the City agrees to pay all amounts not in dispute to the Contractor. The disputed amounts shall be subject to dispute resolution pursuant to Article 16 of this Contract. The Contractor shall submit monthly invoices to the City for such costs.

D.       ELECTION BY CITY TO TERMINATE; NOTICE; INABILITY TO ESTABLISH PLAN

         (1) In the event that the City determines at any time that the Restoration Plan or Alternate Restoration Plan should not be implemented, then the City may elect to terminate this Contract. The City shall endeavor, but shall not be required, to give ten (10) days written notice of any termination or suspension under this Section 14.1; however, it is agreed that such termination or suspension may be effective immediately or upon such notice as the City may deem appropriate, and such notice may be given by any means of communication confirmed by suitable written notice. In the event of such termination during the initial term of this Agreement, the City shall pay the Contractor a sum equal to all outstanding Lump Sum and Unit Price items successfully completed as of the termination date. It is expressly agreed that the City shall have no obligation for, and Contractor shall not be entitled to any compensation for, any costs or damages whether direct or indirect which Contractor may incur or be liable for as a consequence of such termination.

         (2) In the event that (i) the Force Majeure is of such nature that neither the Contractor nor the City is able to propose a Restoration Plan or an Alternate Restoration Plan, or (ii) the City does not agree to or direct a plan, or (iii) the plan(s) implemented fail, or (iv) continuing such implementation is at any time deemed by the City in its discretion to be not in its best interests or impractical, the City may then elect to terminate this Contract. In the event of such termination during the initial term of this Agreement, the City shall pay to the Contractor a sum equal to all outstanding Lump Sum and Unit Price items successfully completed as of the termination date; and if any such plan had been implemented, shall also pay for the agreed cost under said plan of outstanding items successfully completed as of the termination date. It is expressly agreed that the City shall have no obligation for, and Contractor shall not be entitled to any compensation for, any costs or damages whether direct or indirect which Contractor may incur or be liable for as a consequence of such termination.

         (3) The City shall also have the right in its sole discretion to allow or direct suspension of performance, in consideration of a Force Majeure, for such period or periods as is deemed appropriate, without electing termination but without prejudice to any of its rights to terminate at any time.

         (4) UNAVAILABILITY OF PRIMARY SITE OR PLAN NOT A FORCE MAJEURE: It is understood and agreed that unavailability of or inability to use a primary site or plan, resulting from a Force Majeure or "Change in Law," shall not be deemed nor construed to invoke the provisions of this Section 14.1 or of Section 10.4 unless said Force Majeure also precludes the availability or use of the back-up capacity (including related contingency and/or siting plans). It is understood that Contractor is obligated hereunder to maintain such back-up capacity at all times. Nothing in this Subparagraph 14.1(D) (4) shall be construed to limit the City's rights and powers under Article 12 hereof, including without limitation Sections 12.1, 12.2 and 12.3 thereof.

14.2     DELAYS OR REDUCTION IN PERFORMANCE OF THE WORK

In the event of a Force Majeure resulting in delay or reduction of performance of any of The Work, the Contractor shall immediately give notice to the City of such Force Majeure. The Contractor shall use its best efforts to resume full performance as soon as practicable. Provided that Contractor is employing its best efforts to resume The Work, it shall not be deemed to have breached any of its obligations by virtue of such Force Majeure during its continuance. The Contractor's time to complete any portion of The Work which requires completion by a certain date shall be deemed extended by a period of time equal to delay occasioned by the Force Majeure.

14.3     REDUCTION OF COST DURING FORCE MAJEURE

The City's obligation to pay the Lump Sum Task and Unit Prices shall be suspended during any Force Majeure period except for any quantity of Biosolids for which the Contractor performs the Work.

14.4     DISPUTE AS TO OCCURRENCE OF A FORCE MAJEURE

If the city is of the opinion that an event or events claimed by Contractor to be a Force Majeure does not constitute one under this Contract, the City shall so notify Contractor. After such consultation between the parties and submission by Contractor of such supporting materials as the City deems appropriate and if the matter has not been mutually resolved, the City shall render its determination to Contractor in writing. If such determination is not accepted by Contractor, the issue(s) shall be submitted to dispute resolution in accordance with Article 16 hereof. Nothing in this Article 14 shall be deemed to impair the City's rights to terminate this Contract at any time.



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

                             ARTICLE 15 - APPROVALS

This Contract shall not become effective or binding unless:

A. It has been registered by the Comptroller pursuant to New York City Charter Section 328 and the Procurement Policy Board Rule 5-07.

B. Approved by the Mayor pursuant to the provisions of Executive Order No. 42, dated October 9, 1975 in the event the Executive Order requires such approval and

C. Certified by the Mayor (Mayor's Fiscal Committee created pursuant to Executive Order No. 43, dated October 14, 1975) that performance thereof will be in accordance with the City's financial plans

D. The requirement of this Article shall be in addition to, and not in lieu of, any approval or authorization otherwise required for this Contract to be effective and for the expenditure of City funds.



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

           ARTICLE 16 - CONTRACT CHANGES, DISPUTED WORK AND RESOLUTION

16.1     CONTRACT CHANGES

Changes may be made to this contract only as duly authorized by the Agency Chief Contracting Officer or his or her designee. Vendors deviating from the requirements of an original purchase order or contract without a duly approved change order document, or written contract modification or amendment, do so at their own risk. All such changes, modifications and amendments will become a part of the original contract.

Contract changes will be made only for work necessary to complete the work included in the original scope of the contract, and for non-material changes to the scope of the contract. Changes are not permitted for any material alteration in the scope of work. Contract changes may include any contract revision deemed necessary by the Contracting Officer.

The Contractor shall be entitled to a price adjustment for contract change work performed pursuant to a written change order. If any part of the contract work is necessarily delayed by a change order, the contractor will be entitled to an extension of time for performance. Adjustments to price shall be computed in one or more of the following ways: (i) by agreement of a fixed price; (ii) by unit prices specified in the contract; (iii) by time and material record; and/or
(iv) in any other manner approved by the City Chief Procurement Officer.

Where the cost of the change order has been negotiated in the absence of established cost history, the costs are subject to verification by post audit. If the post-audit reveals that the contractor's costs for the change order work were inaccurately stated during negotiations, the agency shall recoup the amount by which the costs were inaccurately stated by proportionately reducing the price of the change order. This remedy is not exclusive and in addition to all other rights and remedies of the City.

Except in the case of requirements contracts, any contract increases which cumulatively exceed the greater of 10% or $50,000 must be approved in writing by the City Chief Procurement Officer. Any contract amendment which either amends a unit price, cancels required units, or adds a new type of unit item to the contract must be approved in writing by the Agency Chief Contracting Officer.

16.2     CHANGES IN WORK

The following shall apply to Changes in Work initiated by the City which result in an increase or a decrease in the costs to be incurred by Contractor. [No modification or change order documentation shall be required where the work under or cost of any Lump Sum item(s) is REDUCED.]

Any changes in costs to Contractor due to a Change in Work shall be reflected in changes to either or both of the Unit Price or Lump Sum Price charged the City. In supporting its claim for a change Contractor shall provide sufficient detailed documentation to demonstrate the changes in the categories listed in Article 4 which make up the Lump Sum and Unit Price elements.

16.3     PRICE REVIEW CRITERIA

A. The Contractor shall whenever required by the City, submit cost or pricing data and formally certify that, to the best of its knowledge and belief, the cost or pricing data submitted is accurate, complete, and current as of a specified date. The contractor shall be required to keep its submission of cost and pricing data current until the contract has been completed.

B. The price of any change order, or contract modification subject to the conditions of paragraph A, shall be adjusted to exclude any significant sums by which the City finds that such price was based on cost or price data furnished by the supplier which was inaccurate, incomplete, or not current as of the date agreed upon between the parties.

C. Time for Certification. The Contractor must certify that the cost or pricing data submitted are accurate, complete, and current as of a mutually determined date.

D. Refusal to Submit Data. When any contractor refuses to submit the required data to support a price, the Contracting Officer shall not allow the price.

E. Certificate of Current Cost or Pricing Data. Form of Certificate. In those cases when cost or pricing data is required, certification shall be made using a certificate substantially similar to the one contained in Chapter 4 of the Procurement Policy Board rules and such certification shall be retained in the agency contract file.

F. If the City finds that a price or cost reduction should be made, the Contractor agrees not to raise the following matters as a defense:

         1. The Contractor was a sole source supplier or otherwise in a superior bargaining position and thus the price of the contract would not have been modified even if accurate, complete and current cost or pricing data had been submitted;

         2. The City should have known that the cost or pricing data in issue were defective even though the Contractor took no affirmative action to bring the character of the data to the attention of the City;

         3. The Contract was based on an agreement about the total cost of the contract and there was no agreement about the cost of each item procured under the Contract.

16.4     DISPUTED WORK, DETERMINATION OR ORDER

If the Contractor is of the opinion,

1. that any work ordered to be done as contract work by the Commissioner, or the Program Manager, is extra work and not contract work, or



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

2. that any determination or order of the Commissioner, or Program Manager violates the terms and provisions of this contract, it must promptly, and before proceeding with such work or complying with such determination or order, or simultaneously therewith notify the Commissioner in writing of the reasons for his opinion with respect thereto, and request a final determination thereon. Such determination shall be rendered within a reasonable time.

If the Commissioner determines that the work in question is contract work and not extra work, or that the determination or order complained of is proper, he will so notify the Contractor to proceed, and the Contractor must promptly comply. However, in order to reserve his right to claim compensation for such work or damages resulting from such compliance, the Contractor must, within ten
(10) working days after receiving notice of the Commissioner's determination and direction, notify the Commissioner in writing that the work is being performed or that the determination and direction is being complied with under protest.

If the Contractor fails to so appeal to the Commissioner for a determination or, having so appealed, should the Contractor thus fail to notify the Commissioner in writing of his protest, the Contractor shall be deemed to have waived any claim for extra compensation or damage therefor. Oral appeals or oral protests, no matter to whom made, shall not be deemed even substantial compliance with the provisions of this Article.

If the Contractor shall also claim to be sustaining damages by reason of any act or omission of the City or its agents, he shall within ten (10) working days after the sustaining of such damage, notify the Commissioner in writing and within forty-five (45) days thereafter, or within such additional time in excess in forty-five (45) days as may be granted by the Commissioner upon written request therefor, submit to the Commissioner verified detailed statements of the damages sustained together with documentary evidence of such damages. On failure of the Contractor to fully comply with the foregoing provisions, such claims shall be deemed waived and no right to recover on such claims shall exist.

In addition to the statements required under Section 16.4 hereof, or under this Article, the contractor and his sub-contractor shall, upon notice from the Commissioner or the Comptroller, or either of them, produce for examination at the contractor's or sub-contractor's office, by the representatives of the Commissioner, all his books of account, bills, invoices, payrolls, subcontracts, time books, daily reports, bank deposit books, bank statements, check books, canceled checks, showing all of his acts and transactions in connection with or relating to or arising by reason of this contract, and submit himself and persons in his employment, for examination under oath by any person designated by the Commissioner to investigate claims made against the City under this contract. At such examination a duly authorized representative of the Contractor may be present.

Unless such statements shall be made and filed within the time aforesaid and such records submitted for examination and the Contractor and his



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

employees submit themselves for examinations as aforesaid, the City shall be released from all claims arising under, relating to or by reason of this contract, except for the sum certified by the Commissioner to be due under the provisions of this contract. It is further stipulated and agreed that no person has power to waive any of the foregoing provisions, and that in any action against the City to recover any sum in excess of the sums certified by the Commissioner to be due under or by reason of this contract, the Contractor must allege in his complaint and prove, at the trial, compliance with the provisions of this section.

In addition to the foregoing, after the commencement of any action by the Contractor arising under or by reason of this contract, the City shall also have the right by its attorney, upon written notice from said attorney, to require the Contractor to produce for examination under oath by said attorney the above described books and documents of the Contractor and to submit himself and persons in his employ for examination under oath by said attorney.

Unless the Contractor submits said records, himself and his employees for examination by the said attorney as aforesaid, the action of the Contractor shall be dismissed.

In connection with the examination provided for herein, the Commissioner, upon demand, therefor will also produce for inspection by the Contractor such records as the Department may have with respect to such disputed work or work performed under protest pursuant to order of the Commissioner, except those records and reports which may have been prepared for the purpose of determining the accuracy and validity of the contractor's claim.

16.5     PERFORMANCE OF EXTRA OR DISPUTED WORK

While the Contractor or his subcontractor is performing extra work ordered by the Commissioner under Article 16 hereof (unless payment therefor is to be made by a lump sum or at unit prices previously agreed upon) or is performing disputed work or complying with a determination or order under protest in accordance with Article 16.2 hereof, in each such case the Contractor shall furnish the Program Manager daily with three (3) copies of written statements signed by the Contractor's representatives at the Facility showing:

(1) The name and number of each workman employed on such work or engaged in complying with such determination or order, the number of hours employed thereon, and the character of the work each is doing; and

(2) The nature and quantity of any materials, plant and equipment furnished or used in connection with the performance of such work or compliance with such determination or order, and from whom purchased or rented.

A copy of such statement will be countersigned by the Program Manager, noting thereon any items not agreed to or questioned, and be returned to the Contractor within two (2) days after submission.



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

The Contractor, and his subcontractors, when required by the Commissioner, or the Comptroller, or either of them, must also produce for inspection, at the office of the Contractor or subcontractor, any and all of his books, vouchers, records, daily job diaries and reports, and canceled checks, showing the nature and quantity of the labor, materials, plant and equipment actually used in the performance of such work or in complying with such determination or order, and the amounts expended therefor, and must permit the Commissioner and the Comptroller to make such extracts therefrom or copies thereof as they or either of them may desire.

In connection with such examination provided for herein, the Commissioner, upon demand, therefor, will also produce for inspection by the Contractor such records as the Department may have with respect to such extra or disputed work or work performed under protest pursuant to order of the Commissioner except those records and reports which may have been prepared for the purpose of determining the accuracy and validity of the Contractor's claim.

Failure to comply strictly with these requirements shall constitute a waiver of any claim for extra compensation or damages on account of the performance of such work or compliance with such determination or order.

16.6     RESOLUTION

1. Any dispute arising out of the performance of this agreement between the Department and the Contractor shall be resolved in accordance with this Section of the contract, and with Section 741 of the Rules of the Procurement Policy Board.

2. The procedure for resolving any dispute described in this Section shall be the exclusive means of resolving any such dispute.

3. During the time the dispute is being presented, heard and considered pursuant to this Section, the terms of the contract shall remain in full force and effect and the Contractor shall continue to perform work in accordance with the contract and as directed by the Agency Chief Contracting Officer. Failure of the Contractor to continue the work as directed shall constitute a waiver by the Contractor of any and all claims being presented pursuant to this Section and a material breach of contract.

4.       Presentation of Disputes to Agency Head

         A. The Contractor shall present its dispute in a written submission (hereinafter referred to as a "Notice of Dispute") to the Commissioner, hereinafter Agency Head for an initial determination, in accordance with the provisions of this Section.

         B. Time, Form and Content of a Contractor's Notice of Dispute and the Agency's Response. The Notice shall be submitted by the Contractor to the Agency Head within ten (10) days of receiving



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

                  notice of the determination or action which is the subject of the dispute. This notice requirement shall not replace any other notice requirements contained in the contract. The Contractor shall have an additional ten (10) days to submit a detailed written submission pertaining to the dispute. The written submission shall include all the facts, evidence, documents or other basis upon which the Contractor relies in support of its positions, as well as a detailed computation demonstrating how the amount of money claimed by the Contractor in the dispute was arrived at. Within ten (10) days after receipt of the detailed written submission, the Agency Chief Contracting Officer shall submit to the Agency Head all materials which it deems pertinent to the dispute. Thereafter, either party may demand of the other the production of any documents or other material not already produced which the demanding party believes may be relevant to the dispute. The requested party shall produce all relevant documents. Any question as to relevancy shall be determined by application to the Agency Head, whose decision shall be final and conclusive as to both parties. Willful failure of the Contractor to produce any requested material whose relevancy the Contractor has not disputed (or following a determination by the Agency Head that the material should be produced) shall constitute a final waiver by Contractor of its claim.

         C. Agency Head Inquiry. The Agency Head shall examine the material and may, in his or her exclusive discretion, convene an informal conference with the contractor and the Agency Chief Contracting Officer and the Engineer to resolve the issue by mutual consent prior to reaching a determination. The Agency Head may seek such technical or other expertise as he or she shall deem appropriate, including the use of neutral mediators, and require any such additional material from either or both parties as he or she deems fit. The Agency Head's ability to render, and the effect of, a decision hereunder shall not be impaired by any negotiations in connection with the dispute presented whether or not the Agency Head participated therein. Any party to the dispute or the Agency Head may compel the participation of any other Contractor with a contract related to project, and that Contractor shall be bound by the decision of the Agency Head. Any Contractor thus brought into the dispute resolution proceeding shall have the same rights to make presentations and to seek review as the initiating contractor.

         D. Agency Head Determination. Within ten (10) days after the receipt of all materials and information, or such longer time as may be agreed to by the parties, the Agency Head shall render its decision in writing and shall deliver or send a copy of such decision to the Contractor and Agency Chief Contracting Officer, together with a statement concerning how the decision may be appealed. Failure to render a decision within twenty days, or within such longer time as is agreed to by the parties, shall be deemed rejection of the claim for purposes of presenting the claim to the Contract Dispute Resolution Board.



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

         E. Finality of Agency Head Decision. The Agency Head's decision shall be final and binding on both parties, unless presented to the Contract Dispute Resolution Board pursuant to these rules. The City may not take a petition from a decision of the Agency Head to the Contract Dispute Resolution Board. However, should the Contractor take such a petition, the City may seek, and the Board may render, a determination less favorable to the contractor and more favorable to the City than the decision of the Agency Head.

5. Contract Dispute Resolution Board. There shall be a Contract Dispute Resolution Board composed of:

         A. the City Chief Procurement Officer or a designee; who shall be the chairperson of the Board;

         B. an employee of another City agency, having the requisite background to consider and resolve the merits of the dispute (who shall be selected by the City Chief Procurement Officer from a prequalified panel of such employees); and

         C. a neutral person with appropriate expertise. This person shall be selected by the Director of the Office of Construction from a prequalified panel of individuals approved by the Procurement Policy Board.

6. Presentation of Dispute to the Comptroller. Before any dispute may be brought by the Contractor to the Contract Dispute Resolution Board, the Contractor must first present its claim to the comptroller for his or her review, investigation and possible adjustment.

         A. Time, Form and Content of Notice. Within twenty (20) days of its receipt of a decision by the Agency Head, the Contractor shall submit to the Comptroller a Notice of Claim regarding its dispute with the agency. The Notice of Claim shall consist of (i) a written statement of the substance of the dispute and of why the dispute was wrongly decided by the Agency Head;
                  (ii) a copy of the written decision of the Agency Head; (iii) copies of all materials submitted by the Contractor to the agency, including the Notice of Dispute and the detailed written submission pertaining to the dispute. The contractor may not present to the Comptroller in this Notice any material not presented to the Agency Head, except at the request of the Comptroller.

         B. Agency Response. The Comptroller shall notify the agency of receipt of the Notice of Claim. Within five (5) business days, the agency shall make available to the Comptroller copies of all material submitted by the agency to the Agency Head in connection with the dispute at issue.

         C. Comptroller Investigation. The Comptroller may investigate the claim in dispute and, in the course of such investigation, may



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

                  exercise all powers provided in sections 7-201 and 7-203 of the New York City Administrative Code. In addition, the Comptroller may demand of either party, and such party shall provide, whatever additional material the Comptroller deems pertinent to the claim, including original business records of the Contractor. Such demand shall be made within fifteen (15) days of receipt of agency material. Willful failure of the Contractor to produce within ten (10) days any material requested by the Comptroller shall constitute a waiver by the Contractor of its claim. The Comptroller may also schedule an informal conference to be attended by the Contractor, agency representatives, and any other personnel desired by the Comptroller.

         D. Opportunity of Comptroller to Compromise or Adjust Claim. The Comptroller shall have forty-five (45) days from his or her receipt of all materials referred to in paragraph C above to investigate the disputed claim. The period for investigation and compromise may be further extended by agreement between the Contractor and the Comptroller, to a maximum of ninety
                  (90) days from the Comptroller's receipt of the materials. The contract may not present its petition to the Contract Dispute Resolution Board until the period for investigation and compromise delineated in this section has expired. In compromising or adjusting any claim hereunder, the Comptroller may not revise or disregard the terms of the contract between the parties.

7. Petition to Contract Dispute Resolution Board. In the event the claim has not been settled or adjusted by the Comptroller within the period provided in subsection (6) of this section, the Contractor, within ten (10) days thereafter, may petition the Contract Dispute Resolution Board to review the Agency Head determination.

         A. Form and Content by Contractor. The Contractor shall present its dispute to the Contract Dispute Resolution Board in the form of a Petition, with copies to the Agency Head, Corporation Counsel and Comptroller. Such Petition shall include (i) a brief written statement of the substance of the dispute and the reason(s) the dispute was wrongly decided by the Agency Head; (ii) a copy of the written decision by the Agency Head; (iii) copies of all material submitted by the Contractor to the Comptroller. Within fifteen (15) days of its receipt of the Petition, the agency shall respond to the brief written statement of the Contractor and make available to the Board all material it submitted to the Agency Head and Comptroller.

         B. Further Proceedings. The Board shall permit the Contractor to present its case by the submission of memoranda, briefs and oral argument. The Contractor may not, however, support its case with any documentation or other material which was not presented to the Agency Head or the Comptroller. The Board shall also permit the Agency to present its case in response to the Contractor by the submission of memoranda, briefs and oral argument. If requested by the Corporation Counsel, the Comptroller will



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

provide reasonable assistance in the preparation of the Agency's case. The Board, at its discretion, may seek such technical or other expertise as it shall deem appropriate and any such additional material from either or both parties as it deems fit.

         C.       Contract Dispute Resolution Board Determination. Within thirty
                  (30) days of the conclusion of all written submission and oral arguments, the Board shall render a written decision resolving the dispute. In an unusually complex case, the Board may render its decision in a longer period of time, not to exceed sixty (60) days, and shall so advise the parties at the commencement of this period. The Board's decision must be consistent with the terms of the contract between the parties. In reaching its decision, the Board shall accord no precedential significance to prior decisions of the Board involving other non-related contracts.

         D. Notification of Contract Dispute Resolution Board Decision. The Board shall send a copy of its decision to the Contractor, the Agency Chief Contracting Officer and the Comptroller.

         E. Finality of Contract Dispute Resolution Board Decision. The Board's decision of a Contractor's appeal shall be final and binding on both parties, except to the extent that it may be reviewable in accordance with the balance of this subsection. The Contractor may seek review of the Board's decision solely in the form of a challenge, made within four months of the date of the Board's decision, in a court of competent jurisdiction of the State of New York, County of New York, under the procedures and rules applicable in that court, and the City may then cross-appeal. Such review by the Court shall be limited to the question of whether or not the Board's decision was obtained or affected by fraud, bad faith, or palpable error. No evidence or information shall be introduced or relied upon in such proceeding which was not presented to the Board in accordance with this rule. In any such proceeding the City may seek and the Court may render a decision more favorable to the City than that rendered by the Contract Dispute Resolution Board.

8. Any termination, cancellation, or alleged breach of the contract prior to or during the pendency of any proceedings pursuant to this Section shall not affect or impair the ability of the Agency Head or Dispute Resolution Board to make a binding and final decision pursuant to this section.



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

                          ARTICLE 17 - ENTIRE AGREEMENT

This written agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.



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
                                   SIGNATURES


IN WITNESS WHEREOF, the Commissioner, on behalf of the City of New York, and the Contractor have executed this agreement as of the date first above written (on page 1) in sextuplicate, four parts of which are to remain with the Commissioner, one other to be filed with the Comptroller of the City, and the sixth to be delivered to the Contractor.


                       NEW YORK ORGANIC FERTILIZER COMPANY


Dated: 10/10, 1997                     By: /s/ JOHN E. RUTH
                                          --------------------------------------
                                          Vice President, Managing Partner
                                          as _______ of Partner
                                          Wheelabrator Water Technologies, Inc.

                                       AND

Dated: 10/10, 1997                     By: /s/ JOHN E. RUTH
                                          --------------------------------------
                                          Vice President
                                          as _______ of Partner
                                          NYOFCO Holdings Inc.


Attest:                                     Attest:

/s/ LAWRENCE W. PLITCH                      /s/ LAWRENCE W. PLITCH
--------------------------------------      ------------------------------------
Secretary of Partner  Managing Partner      Secretary of Partner


              [SEAL]                                      [SEAL]




                              THE CITY OF NEW YORK

Dated: 10/21, 1997                     By: /s/ DIANA CHAPIN
       ------                             -------------------------------------
                                          Diana Chapin, for
                                          Joel A. Miele, Sr., P.E., Commissioner
                                          Department of Environmental Protection


APPROVED AS TO FORM
CERTIFIED AS TO LEGAL AUTHORITY

/s/ [ILLEGIBLE]
----------------------------------
    Acting Corporation Counsel

           JUL 22 1997

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